   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1998

                                                     REGISTRATION NO. 333-49533
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -----------

                            AMENDMENT NO. 3 TO
                                   FORM F-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -----------

                          PEAK INTERNATIONAL LIMITED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 -----------

                                NOT APPLICABLE
                (TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)

        BERMUDA                    3089                 NOT APPLICABLE
    (STATE OR OTHER         (PRIMARY STANDARD          (I.R.S. EMPLOYER
    JURISDICTION OF             INDUSTRIAL            IDENTIFICATION NO.)
    INCORPORATION OR       CLASSIFICATION CODE
     ORGANIZATION)               NUMBER)

                        UNITS 3, 4, 5 AND 7, 37TH FLOOR
                               WHARF CABLE TOWER
                               9 HOI SHING ROAD
                                   TSUEN WAN
                                N.T., HONG KONG
                                (852) 2402-5100
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 -----------

                           PEAK INTERNATIONAL, INC.
                               2111 KRAMER LANE
                              AUSTIN, TEXAS 78758
                                    U.S.A.
                                (512) 339-4684
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 -----------

                                  COPIES TO:
      MICHAEL V. GISSER, ESQ.                    JOHN E. LANGE, ESQ.
  SKADDEN, ARPS, SLATE, MEAGHER &          PAUL, WEISS, RIFKIND, WHARTON &
             FLOM LLP                                 GARRISON
   30/F, TOWER II, LIPPO CENTRE           THE HONG KONG CLUB BUILDING, 13TH
           89 QUEENSWAY                                 FLOOR
        CENTRAL, HONG KONG                         3A CHATER ROAD
                                                 CENTRAL, HONG KONG

                                 -----------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                 -----------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [_]


                                 -----------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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


                 SUBJECT TO COMPLETION, DATED MAY 13, 1998

PROSPECTUS      , 1998

                             6,000,000 SHARES

             [LOGO OF PEAK(R) INTERNATIONAL LIMITED APPEARS HERE]

                           PEAK INTERNATIONAL LIMITED
                (incorporated in Bermuda with limited liability)

                                  COMMON STOCK

  This Prospectus relates to up to 6,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of Peak International Limited (the "Company") (each a "Share") which may be delivered by the Peak TrENDS Trust, a newly organized finite-term Delaware business trust (the "Trust"), to holders of Trust Enhanced Dividend Securities (the "TrENDS") upon mandatory exchange of 6,000,000 TrENDS (the "Exchange") upon conclusion of the term of the Trust on
    (the "Exchange Date") or upon earlier dissolution of the Trust in certain circumstances. The Trust has granted the Underwriters of the TrENDS an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 900,000 additional TrENDS, solely to cover over-allotments, if any. This Prospectus also relates to up to an additional 900,000 Shares which may be distributed by the Trust to the holders of TrENDS issued upon the exercise of the over-allotment option granted to the Underwriters of the TrENDS.

  All of the Shares covered hereby are beneficially owned by Mr. T.L. Li through his ownership of all of the outstanding shares of Luckygold 18A Limited ("Luckygold" or the "Selling Shareholder"), a company incorporated in the British Virgin Islands ("BVI"). The Company has been advised that Luckygold may deliver the Shares covered hereby to the Trust pursuant to a forward purchase contract (the "Contract") between Luckygold and the Trust. In lieu of delivering Shares, Luckygold has the right to satisfy its obligations under the Contract, in whole or in part, by delivering cash with an equal value to that of the Shares to be delivered (the "Cash Settlement Alternative"). The Company is not affiliated with the Trust and will not receive any of the proceeds from the sale of the TrENDS or as a result of the distribution of the Shares in connection therewith.

  The TrENDS are offered (the "Offering") by a separate prospectus of the Trust (the "Trust Prospectus"). This Prospectus of the Company relates only to the Shares covered hereby and does not relate to the TrENDS. THE COMPANY TAKES NO RESPONSIBILITY FOR ANY INFORMATION INCLUDED IN OR OMITTED FROM THE TRUST PROSPECTUS. THE TRUST PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN. Because the TrENDS are a separate security issued by the Trust, for which the Company has no responsibility, an investment in the TrENDS may have materially different characteristics and risks from a direct investment in the Shares. This Prospectus does not reflect any changes in the TrENDS or the offering thereof after the date of this Prospectus.

  The Company is a Bermuda holding company which owns 100% of the outstanding shares of Peak Plastic & Metal Products (International) Limited, a company incorporated under the laws of Hong Kong, and has certain other subsidiaries. Following the Exchange, assuming no other disposition of Shares by Luckygold or change in the Company's capitalization, and assuming the Cash Settlement Alternative is not exercised, Mr. T.L. Li will continue to be in a position to substantially influence actions that require shareholders' approval, including the timing and payment of dividends and certain other actions to be taken by the Company, and the election of the Board of Directors of the Company. See "Principal Shareholders and Selling Shareholder" and "Management."

  Effective October 31, 1997, the Shares began to trade on the Nasdaq National Market ("Nasdaq") under the symbol "PEAKF". Prior to October 31, 1997, the Shares traded on Nasdaq under the symbol "PITLF". The reported last sale price of the Shares on May 12, 1998 was $23 1/4 per Share. See "Price Range of Shares."

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form F-1 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares covered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

  The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to a foreign private issuer, and in accordance therewith files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information, when so filed, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov. Such reports and other information may also be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006. As a foreign private issuer, the Company is exempt from certain provisions of the Exchange Act requiring the furnishing and content of proxy statements and requiring reporting of insider purchases and sales.

                       ENFORCEMENT OF CIVIL LIABILITIES

  The Company is an exempted company (that is, it is exempted from the provisions of Bermuda law which stipulate that at least 60% of the equity must be beneficially owned by Bermudians) organized under the laws of Bermuda, and all or a substantial portion of its assets are located outside the United States. In addition, most of the members of the Board of Directors and the officers of the Company and certain of the experts named herein are resident outside the United States (principally in the Hong Kong Special Administrative Region ("Hong Kong") and elsewhere in the People's Republic of China (the "PRC" or "China")), and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them, the Company or the Selling Shareholder judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws. The Company and the Selling Shareholder have been advised by their Bermuda and BVI counsel, Conyers Dill & Pearman, and their Hong Kong counsel, Richards Butler, that in the opinion of such counsel there is doubt as to the enforceability in Bermuda, BVI and Hong Kong, respectively, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE TrENDS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES, INCLUDING STABILIZING TRANSACTIONS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OR TrENDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THE OFFERING OF THE TrENDS, CERTAIN UNDERWRITERS OF THE TrENDS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SHARES ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION
M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere herein. Unless otherwise indicated, the information contained herein assumes no exercise of the Underwriters' over-allotment option. All references to the "Company" herein are references to Peak International Limited, a company incorporated under Bermuda law on January 3, 1997, and, unless the context otherwise requires, its subsidiaries and predecessors. All references to "Peak (HK)" herein are to Peak Plastic & Metal Products (International) Limited, a company incorporated in Hong Kong and a wholly-owned subsidiary of the Company and, unless the context otherwise requires, its subsidiaries and predecessors. References in this Prospectus to the historical business and operations of the Company assume that the corporate reorganization in 1997 (the "Restructuring") by which, among other things, Peak
(HK) became a wholly-owned subsidiary of the Company and the Company acquired its other subsidiaries, had already occurred as of the times to which the references relate. Any discrepancies in the tables included in this Prospectus between the amounts indicated and the totals thereof are due to rounding. All references to "US Dollars," "US$" or "$" herein are to United States Dollars, references to "HK Dollars" or "HK$" are to Hong Kong Dollars and references to "Fiscal 1993," "Fiscal 1994," "Fiscal 1995," "Fiscal 1996," "Fiscal 1997,"
"Fiscal 1998," "Fiscal 1999" and "Fiscal 2000" are to the years ended March 31, 1993, 1994, 1995, 1996, 1997, 1998, 1999 and 2000, respectively.

                                  THE COMPANY

  The Company is a leading supplier of precision engineered packaging products for the storage, transportation and automated handling of semiconductor devices and other electronic components. The Company's products are designed to interface with automated handling equipment used in the production and testing of semiconductor and electronic products. The Company's customers include semiconductor companies such as Texas Instruments, SGS-Thomson, Philips and Motorola, as well as subcontract assembly and test companies such as ASAT and ASE. The Company's products are designed to ensure that semiconductor devices and electronic components, which are often delicate and may have significant value, are protected from mechanical and electrical damage during storage, transportation and automated handling.

  The Company produces principally matrix trays, shipping tubes, reels and carrier tape. The Company also produces leadframe boxes and interleaves used in the storage and transportation of leadframes. In addition, the Company collects and sells recycled matrix trays and reels using the trade name "SemiCycle." The Company believes that its recycling programs, whereby the Company collects and recycles both products manufactured by itself and products manufactured by others, enable it to expand its customer base by providing it with opportunities to supply both newly-manufactured and recycled products to customers.

  In recent years, the Company has experienced a significant increase in demand for its products as a result of unit volume growth and other developments in the global semiconductor industry. First, the increasing complexity of semiconductor devices and use of automated production equipment have shifted the use of packaging products by semiconductor companies away from traditional products, such as tubes, in favor of products such as matrix trays and carrier tape which require precision engineering. Second, with the advent of Surface Mount Technology ("SMT"), increasing lead-count and finer lead-to-lead spacing, semiconductor devices have become more susceptible to mechanical damage during shipment. As a result, the use of precision engineered packaging products such as matrix trays has increased. Third, the Company believes that the recent trend in the global semiconductor industry towards increased out-sourcing of various steps of the integrated circuit ("IC") production process, such as assembly and testing, will also benefit the Company as semiconductor companies increasingly look for suppliers of packaging products with the ability to supply large quantities of a wide range of products on short notice to different subcontractor assembly and test companies at various locations.

  During the last three years, the Company's consolidated net sales have increased from $35.1 million in Fiscal 1995 to $54.9 million in Fiscal 1996 and to $57.6 million in Fiscal 1997, and its consolidated net income has increased from $2.7 million in Fiscal 1995 to $11.5 million in Fiscal 1996 and $13.5 million in Fiscal 1997. The Company's consolidated net sales increased from $41.2 million for the nine months ended December 31, 1996 to $53.5 million for the nine months ended December 31, 1997, and its consolidated net income increased from $9.2 million for the nine months ended December 31, 1996 to $14.7 million for the nine months ended December 31, 1997. The Company believes that its growth has largely been attributable to the successful implementation of its business strategy.

  The Company's objective is to increase its market presence in serving the growing semiconductor and electronics industries by providing top quality service, precision engineered packaging solutions and recycling alternatives to manufacturers of semiconductor devices and electronic components through its integrated manufacturing capability and its recycling programs, with collection points in Asia, North America and Europe. The key elements of the Company's business strategy are:

    Leverage Industry Expertise of Senior Management. Members of the Company's senior management team have extensive experience in the semiconductor industry which provides them with a first hand understanding of customer and market requirements. The Company believes that the industry experience and close customer relationships of its senior management enable the Company to identify and evaluate potential markets for future product development.

    Maintain Close Customer Relationships. The Company maintains close relationships with its customers through an extensive network of strategically located sales, customer service and product distribution sites and by working closely with its customers in developing precision engineered packaging solutions for the storage, transportation and automated handling of their products. In addition, the Company's recycling programs provide it with opportunities to monitor changes in particular customer requirements.

    Shorten Delivery Time. The Company intends to attract and retain customers on the basis of its ability to deliver large quantities of products on short notice to meet customer demand. By initiating its recycling programs, stocking certain key products in a network of Just-in-Time ("JIT") warehouses, maintained either by the Company's local sales representatives or the Company, and increasing its tooling capacity and raw material compounding capabilities, the Company has been able to achieve shorter production cycles and improve its responsiveness to customer requirements for flexibility in delivery.

    Offer a Broad Range of Products. In recent years, the Company has expanded its product offerings from tubes to include matrix trays, recycled matrix trays and tape-and-reel products. The Company's ability to offer a broad range of products allows the Company to compete effectively with other suppliers of packaging products to the semiconductor and electronics industries, a number of which are single-product suppliers.

    Increase Volume Supply Capabilities. The Company has been expanding its production and tooling capacities and its recycling programs so as to increase its high volume supply capabilities. Since 1992, the Company has expanded the production capacity of its facilities in Shenzhen, China in order to meet growing demand. The Company is planning further expansion through the construction of an additional plant to be located approximately three miles from the existing production facilities, which will double the Company's production capacity.

    Emphasize Quality Assurance and Process Control. The Company performs quality assurance and statistical process control procedures at each major stage of production for its products. These include the inspection of incoming raw materials, statistical process control at the injection molding (for trays and reels) and extrusion (for tubes) stages of production and the inspection and testing of finished products. The Company's production facilities in Shenzhen, China have been certified as meeting the ISO 9002 quality standards since October 1994.

                                  THE OFFERING

 Common Stock of the Selling Shareholder covered
  hereby (including the Underwriters' over-
  allotment option).............................. 6,900,000 Shares
 Common Stock outstanding after the Offering..... 13,461,538 Shares
 Use of proceeds................................. The Company will not receive any of the proceeds from the sale of the
                                                  TrENDS or as a result of the
                                                  distribution of the TrENDS in
                                                  connection therewith. See "Use of
                                                  Proceeds."
 Nasdaq National Market symbol................... PEAKF(1)

                              RECENT DEVELOPMENTS

  The Company's net sales, net income and fully diluted earnings per share for the fiscal year ended March 31, 1998 were $73.7 million, $20.6 million and $1.59, respectively. See "Certain Financial Information for the Quarter and the Fiscal Year Ended March 31, 1998."

                     SUMMARY CONSOLIDATED FINANCIAL DATA(2)

                                                                                    NINE MONTHS ENDED
                                           YEARS ENDED MARCH 31,                      DECEMBER 31,
                           ------------------------------------------------------ ---------------------
                              1993       1994       1995       1996       1997       1996       1997
                                                (IN THOUSANDS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:
  Net sales...............    $13,395    $27,787    $35,115    $54,944    $57,594    $41,175    $53,539
  Gross profit............      4,051     11,327      7,522     21,013     24,918     17,570     24,043
  Income from operations..      2,199      7,759      3,104     12,334     15,990     10,835     15,398
  Net income..............      1,518      7,457      2,741     11,490     13,517      9,226     14,739
  Dividends paid..........        --       1,941        --       9,719      1,294      1,294        --
  Earnings per Share
    Basic:................    $  0.15    $  0.71    $  0.26    $  1.10    $  1.29    $  0.88    $  1.17
                              =======    =======    =======    =======    =======    =======    =======
    Diluted:..............    $  0.15    $  0.71    $  0.26    $  1.10    $  1.29    $  0.88    $  1.16
                              =======    =======    =======    =======    =======    =======    =======
  Shares outstanding(3)... 10,461,538 10,461,538 10,461,538 10,461,538 10,461,538 10,461,538 12,588,811

                                                                      AS OF
                                                                   DECEMBER 31,
                                                                       1997
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents......................................    $  6,679
  Total assets...................................................      84,015
  Short-term debt(4).............................................         582
  Long-term debt.................................................         --
  Shareholders' equity...........................................      71,716

---------------------

(1) Prior to October 31, 1997, the Shares traded on Nasdaq under the symbol "PITLF".
(2) The consolidated financial data have been presented as if the Company, which was incorporated on January 3, 1997, had been in existence for all periods presented and 100% of Peak (HK) and other subsidiaries of the Company had been transferred to the Company and that they had been consolidated for Fiscal 1993 and subsequent years.
(3) Shares outstanding for each period presented (except for the nine months ended December 31, 1997) is based on 10,461,538 Shares outstanding prior to the Company's initial public offering in June 1997, after giving effect to the Restructuring. See Note 1 to Notes to Consolidated Financial Statements. Shares outstanding during the nine months ended December 31, 1997 is based on the weighted average number of Shares and common stock equivalents outstanding during such period.
(4) Short-term debt represents bank borrowings.

                                 RISK FACTORS

  In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information presented herein. The Company is a holding company and its major operating asset is its ownership interest in Peak (HK). The Company's only source of cash flow is its share of the dividends, if any, paid by Peak (HK) and other subsidiaries of the Company.

  Except for the historical information contained herein, this Prospectus contains forward looking statements, which are subject to significant risks and uncertainties. Forward looking statements are included in the "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this Prospectus. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The principal risks and uncertainties that may cause actual results to vary materially from the forward looking statements contained herein include those described in the risk factors set forth below as well as a wide variety of other factors, many of which are outside the Company's control, including: general economic and business conditions, particularly in the Asia Pacific Region (as defined below); industry capacity and trends; competition and competitive pricing pressures; expansion; the loss of major customers; changes in demand for the Company's products; cost and availability of raw materials; changes in business strategy or development plans; changes in the laws of the PRC, Hong Kong or other jurisdictions; quality of management; and availability, terms and deployment of capital.

VARIABILITY OF OPERATING RESULTS

  The Company's operating results are affected by a wide variety of factors that could materially affect revenues and profitability or lead to significant variability of quarterly or annual operating results. These factors include, among others, the price of raw materials; factors relating to conditions in the semiconductor and electronics industries such as lower demand for products, increased price competition, downturns and deterioration of business conditions; technological changes and changes in production processes in the semiconductor and electronics industries which could require changes in packaging products; capital requirements and the availability of funding; the Company's expansion plan and possible disruptions caused by the installation of new equipment or the construction of new facilities; the lack of long-term purchase or supply agreements with customers; the loss of key personnel or the shortage of available skilled employees; international political or economic events or developments, including those relating to Hong Kong and the PRC; and currency fluctuations. Unfavorable changes in the above or other factors could materially and adversely affect the Company's results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON SEMICONDUCTOR AND ELECTRONICS INDUSTRIES

  The Company's revenues depend on increased demand for its products from manufacturers of semiconductor and electronic components. The global semiconductor industry in recent periods has experienced pricing pressure for semiconductor products, as supply has been increasing. Any deterioration of business conditions in the semiconductor industry, including lower demand for semiconductor products, decreased unit volume of semiconductor products shipped or other factors resulting in decreased demand for packaging products, or increased price competition in the semiconductor industry could result in increased price pressure on suppliers to the semiconductor industry, and could have a material adverse effect on the Company's results of operations and financial condition. The semiconductor industry is characterized by rapid technological change leading to more complex products, evolving industry standards, intense competition and fluctuations in demand. From time to time, demand for electronic systems, which generally include both semiconductors and electronic components, has suffered significant downturns which in some cases have been prolonged. These downturns have been characterized by diminished product demand, product overcapacity and accelerated erosion of average selling prices. No assurance can be given that any future downturn in the semiconductor or electronics industries will not be severe or that the Company's results of operations or financial condition will not be materially and adversely affected by such downturns or other developments.

MANAGEMENT OF EXPANSION

  The Company has expanded its production capacity significantly in recent years and expects to continue to expand capacity in future periods. See "Business--Production Facilities." To manage its growth, the Company must continue to implement and improve its operational, financial and quality assurance and process control systems and to expand, train and manage its employee base. Further, the Company will be required to continue to manage multiple relationships with various customers and other third parties. While the Company believes it has effectively managed its expansion in recent years, there can be no assurance that the Company will be able in the future to manage its expansion effectively. The implementation by the Company of its expansion program is expected to place additional demands on the Company's managerial, financial, logistical and other resources, which could adversely affect its existing operations. In particular, the failure of the Company to implement its expansion plan in a timely manner could adversely affect its ability to maintain, expand and diversify its customer base. See "Business-- Production Facilities." In addition, there can be no assurance that the implementation by the Company of its expansion plan will not adversely affect its existing operations.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  In the aggregate, the top ten customers accounted for 34.6%, 51.7%, 51.2% and 55.3% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively. A significant portion of the Company's net sales has historically been and is expected to continue to be made to companies controlled by Mr. T.L. Li, a principal beneficial shareholder of the Company through his ownership of all of the outstanding shares of Luckygold. Such companies include ASAT Limited ("ASAT"), a subcontract assembly and test company, QPL Limited ("QPL"), a leadframe manufacturer and other companies controlled by the QPL International Holdings Limited ("QPL Holdings") group (the "QPL Holdings Group"), which together accounted for approximately 2.2%, 20.9%, 16.1% and 14.8% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively. See "Principal Shareholders and Selling Shareholder," "Management" and "Certain Transactions."

  The ability of the Company to maintain close, mutually beneficial relationships with its leading customers is important to the ongoing growth and profitability of its business. Although the Company's sales to specific customers have varied from year to year, the Company's results of operations have been dependent on a number of significant customers and the conditions of their respective industries. As a result of the amount of time required to develop working relationships with new customers, the Company's results of operations have been dependent on its existing customers and the conditions of their respective industries. All of the Company's customers operate in the global semiconductor and electronics industries which historically have been highly cyclical. As a result of the concentration of the Company's customer base, the loss or cancellation of business from, or significant changes in scheduled deliveries or decreases in the prices of products or services provided to, any of these customers could materially and adversely affect the Company's results of operations and financial condition. The Company's sales are made pursuant to purchase orders, and therefore, the Company generally has no agreements with or commitments from its customers for the purchase of products. Although customers typically provide the Company with forecasts of their requirements, such forecasts are not binding. No assurance can be given that the Company's customers will maintain or increase their sales volumes or orders for the Company's products or that the Company will be able to maintain or add to its existing customer base.

COMPETITION

  The markets for the Company's products and services are highly competitive. The Company's products compete with similar products manufactured by other companies, some of which have substantially greater financial resources than the Company. See "Business--Competition." The Company's competitors continually evaluate plans to increase their manufacturing capacity, improve their production processes or invest in new facilities. In addition, the Company's competitors may have plans to establish recycling programs and operations similar to those of the Company's and other companies may have plans to enter the packaging products business. Any such increased capacity could result in excess capacity and more intense competition and could have a material adverse effect on the Company's results of operations and financial condition. The Company's results of operations have benefitted in recent years from the operations of its recycling programs. There can be no assurance that the Company's results in the future will benefit to the same extent from the operations of its recycling programs. While the Company is not currently aware that any of its major competitors operate comparable recycling programs, there is no assurance that the Company's competitors will not commence operations of such recycling programs or that any such recycling programs, if commenced, will not compete successfully with the Company's programs or that the Company's financial condition and results of operations would not be materially and adversely affected as a result.

  While the Company has sought patent protection in instances in which it believes that a patent will provide sufficiently broad coverage and protection for certain of its new product features, the Company has chosen not to attempt to obtain patents for its processes and production techniques. Instead, the Company intends to rely on certain unpatented proprietary processes and production techniques to maintain and develop its competitive position. There can be no assurance that others will not independently develop similar processes or production techniques or obtain access to the Company's unpatented proprietary processes or production techniques.

FLUCTUATIONS IN THE PRICES OF RAW MATERIALS

  Although the Company believes that supplies of raw materials used in the Company's production processes currently are adequate, increases in the prices of various critical materials could occur in the future due to interruption of supply or increased industry demand. Any such increases would result in higher costs, which would have a material adverse effect on the Company's results of operations and financial condition. See "Business--Raw Materials." In recent periods, volatility in the price of PVC resin has had a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CURRENCY EXCHANGE RATE FLUCTUATIONS

  The Company's sales are denominated primarily in US Dollars, while its costs of goods sold are generally incurred in US Dollars, Hong Kong Dollars and Renminbi, and its operating expenses are generally denominated in Renminbi, Hong Kong Dollars, US Dollars and Malaysian Ringgit. In addition, a substantial portion of the Company's capital expenditures, primarily for the purchase of equipment, has been and is expected to continue to be denominated in US Dollars, Japanese Yen and Malaysian Ringgit. Consequently, a portion of the Company's costs and operating margins may be affected by fluctuations in exchange rates, primarily between the US Dollar and other currencies. The Company's results of operations and financial condition could be adversely affected by fluctuations in currency exchange rates or the imposition of new or additional currency controls in the jurisdictions in which it operates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Primarily in response to recent developments in the Southeast Asian currency markets, the Company from time to time engages in derivative trading activities, such as entering into forward contracts, to hedge its currency exchange exposure. See Note 13 to the Notes to the Consolidated Financial Statements. In addition, many of the Company's competitors are located in countries whose currencies have devalued significantly against the US Dollar beginning in the second half of 1997. As a result of such devaluation, these competitors' products have become less expensive in US dollar terms. This reduction could result in the Company's customers purchasing products from these competitors rather than from the Company, which could have a significant adverse effect on the Company's net sales and results of operation. See "--Deterioration of Economic Conditions in the Asia Pacific Region" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Currency Exchange Rate Fluctuations."

DETERIORATION OF ECONOMIC CONDITIONS IN THE ASIA PACIFIC REGION

  A significant amount of the Company's sales are made in Hong Kong, Singapore, the Philippines and other countries in East and Southeast Asia (the "Asia Pacific Region"). Accordingly, the Company's financial condition and results of operations and market price of the Shares may be affected by changes in governmental policies, inflation, increasing interest rates, social instability and other political, economic, diplomatic or social developments in or affecting the Asia Pacific Region, which are not within the control of the Company. In recent months, many countries in the Asia Pacific Region have experienced considerable currency volatility and depreciation, high interest rates, stock market volatility and declining asset values which have contributed to net foreign capital outflows, an increase in the number of insolvencies and a decline in business and consumer spending.

  Recent economic developments in the Asia Pacific Region could have a material adverse effect on the Asia Pacific Region's business and consumer demand for products that use semiconductor and electronics devices. Such demand generally rises as the overall level of economic activity increases and falls as such activity decreases. In addition, the recent currency devaluations in the Asia Pacific Region could result in accelerated price erosion of semiconductor and electronic products as products manufactured in countries whose currencies have devalued significantly against the US dollar become less expensive in US dollar terms. Any adverse effect on the global semiconductor and electronics industries as a result of slower demand for products in the Asia Pacific Region or accelerated product price erosion arising from currency devaluations in the Asia Pacific Region could have a material adverse effect on the Company's financial condition or results of operations, especially if current business and economic conditions in the Asia Pacific Region continue or deteriorate further.

CONCENTRATION OF OPERATIONS IN THE PRC

  As of December 31, 1997, substantially all of the Company's fixed assets and inventories were located in Shenzhen, China. The Company's main production facilities are located in Shenzhen, China and are operated by an unaffiliated PRC company under a processing agreement, pursuant to which such company provides all of the personnel for the operation of the Company's facilities and renders assistance in dealing with matters relating to the import of raw materials and the export of the Company's products. The Company's additional production facilities will be operated under similar arrangements. The Company's existing production facilities in Shenzhen, China are, and the Company's additional facilities in Shenzhen, China will be, located on land leased from the PRC government by a wholly-owned subsidiary of the Company under land use certificates and agreements with terms of fifty years. The Company's assets and facilities located in the PRC and the PRC company's operation of such facilities are subject to the laws and regulations of the PRC and the Company's results of operations in the PRC are subject to the economic and political situation in the PRC.

  The operations of the Company's production facilities in Shenzhen, China may be adversely affected by changes in the laws and regulations of the PRC (or the interpretation thereof), such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. The Company currently exports all the products manufactured at its production facilities in Shenzhen, China. Accordingly, the Company is not subject to certain PRC taxes and is exempt from customs duties on imported raw materials and exported products. There is no assurance, however, that the Company will not become subject to PRC taxes or will not be required to pay customs duties in the future. In the event that the Company is required to pay PRC taxes or customs duties, the Company's results of operations could be materially and adversely affected. The Company believes that its operations in Shenzhen, China are in compliance with applicable PRC legal and regulatory requirements. However, there can be no assurance that the central or local governments of the PRC will not impose new, stricter regulations or interpretations of existing regulations which would require additional expenditures.

  The economy of the PRC differs from the economies of many countries in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self- sufficiency, rate of inflation and balance of payments position, among others. In the past, the economy of the PRC has been primarily a planned economy subject to State plans. Since 1978, the PRC government has been reforming the PRC's economic and political systems. Such reforms have resulted in significant economic growth and social change. There can be no assurance, however, that the PRC government's policies for economic reforms will be consistent or effective. The Company's results of operations and financial position may be adversely affected by changes in the PRC's political, economic or social conditions.

CONSIDERATIONS RELATING TO HONG KONG

  The Company maintains its principal executive offices, a sales office and JIT warehouse in Hong Kong and its general invoicing and accounting functions are centralized at its offices in Hong Kong. On July 1, 1997, sovereignty over Hong Kong reverted from the United Kingdom to the PRC, and Hong Kong has become a Special Administrative Region ("SAR") of the PRC. The Joint Declaration signed by the PRC government and the government of the United Kingdom on December 19, 1984 (the "Joint Declaration") provides that the basic policies of the PRC regarding Hong Kong will be stipulated in the basic law of Hong Kong which was enacted by the National People's Congress of the PRC on April 4, 1990 (the "Basic Law"). Although the Basic Law provides that Hong Kong will have a high degree of legislative, judicial and economic autonomy, there can be no assurance that the general economic position of Hong Kong, and the Company's results of operations and financial condition, will not be adversely affected as a consequence of the exercise of PRC sovereignty over Hong Kong.

  Under the Hong Kong tax authority's Departmental Interpretation and Practice Notes, a company based in Hong Kong but with substantially all of its manufacturing operations located in the PRC conducted pursuant to a processing agreement entered into with a PRC company can enjoy profit apportionment through which only 50% of its manufacturing profit is subject to Hong Kong profits tax. Substantially all of the Company's manufacturing operations are located in Shenzhen, China. See "Business--Employees." Effective April 1, 1998, the profits tax rate in Hong Kong is 16.0%, a change from the former profits tax rate, which was 16.5%. Under profits apportionment, only 50% of the profits of the Company is subject to Hong Kong profits tax and as a result, the Company enjoys a lower effective tax rate than would otherwise be the case. Such tax concession has been granted based on an annual application by the Company and there can be no assurance that the Hong Kong tax authority will continue to grant such tax concession to the Company and other Hong Kong companies with manufacturing operations in China, or that the Company will not lose such concession in the future as a result of changes in Hong Kong tax law or the interpretation of such law. In the event that such tax concessions are unavailable to the Company, the Company's results of operations could be materially and adversely affected.

RELATIONSHIP WITH PRINCIPAL SHAREHOLDER AND POTENTIAL CONFLICTS OF INTERESTS

  Upon completion of the Offering, Mr. T.L. Li, through his ownership of all of the outstanding shares of Luckygold, will continue to beneficially own approximately 58.6% of the outstanding Shares. Until and to the extent Luckygold delivers Shares to the Trust pursuant to the Contract, Luckygold will continue to own and Mr. T.L. Li will continue to control the Shares covered hereby and retain the voting rights with respect to such Shares. Following the Exchange, assuming no other disposition of Shares by Luckygold or change in the Company's capitalization and even assuming the Cash Settlement Alternative is not exercised, Mr. T.L. Li will continue to be in a position to substantially influence actions that require shareholders' approval, including the timing and payment of dividends and certain other actions to be taken by the Company, and the election of the Board of Directors of the Company. In addition, certain members of the Company's Board of Directors serve as directors of companies in the QPL Holdings Group. See "Management" and "Certain Transactions."

  A significant portion of the Company's net sales historically has been and is expected to continue to be made to companies controlled by Mr. T.L. Li, a principal beneficial shareholder of the Company through his ownership of all of the outstanding shares of Luckygold, including ASAT, QPL and other companies in the QPL Holdings Group, which together accounted for approximately 2.2%, 20.9%, 16.1% and 14.8% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively. Accordingly, any adverse development in the operations, competitive position or customer base of ASAT, QPL or other companies in the QPL Holdings Group or the Company's relationship with the companies in the QPL Holdings Group could have a material adverse effect on the results of operations and financial condition of the

Company. See "Business--Customers" and "Certain Transactions." EEMS Italia S.p.A. ("EEMS"), a memory IC assembly and test company, has acted as the Company's sales agent in Europe since 1995. After the Offering, Mr. T.L. Li will continue to be the controlling shareholder and Chairman of QPL Holdings (the parent holding company of the QPL Holdings Group) and of EEMS. In addition, Mr. T.L. Li may take actions as the controlling shareholder of the companies in the QPL Holdings Group and as the controlling shareholder of EEMS that are not in the best interests of the Company or its shareholders.

  After the Offering, QPL, ASAT and EEMS will continue to be customers of the Company and may engage in transactions from time to time with the Company that are material to the Company. See "Certain Transactions."

POTENTIAL DIFFICULTIES IN PROTECTING SHAREHOLDER RIGHTS

  The Company's corporate affairs are governed by its Memorandum of Association and Bye-laws and by the laws governing corporations incorporated in Bermuda. The rights of shareholders of the Company and the responsibilities of members of the Company's Board of Directors under Bermuda law are different from those applicable to a corporation incorporated in the United States and, therefore, the shareholders of the Company may have more difficulty in protecting their interests in connection with actions by the management, members of the Company's Board of Directors or controlling shareholders of the Company than they would as shareholders of a corporation incorporated in the United States. See "Description of the Shares."

PRICE VOLATILITY

  The market price of the Shares has been highly volatile and may continue to be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, or other events or factors. In addition, the equity markets in the United States have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Shares.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Shares in the public market following the Offering (including 700,000 Shares issuable upon the exercise of outstanding options under the Company's share option plan) could adversely affect the market price of the Shares see "Management--Share Option Plan." Upon completion of the Offering, the Company will continue to have approximately 13,461,538 Shares outstanding, assuming no exercise of options pursuant to the Company's share option plan. Of these outstanding Shares, approximately million Shares, including the Shares covered hereby, if and to the extent transferred to nonaffiliates of the Company in the Exchange, will be freely tradeable within the United States without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."

  The Company, Mr. T.L. Li, who through his ownership of all of the outstanding shares of Luckygold will control approximately 58.6% of the outstanding Shares following the Offering (including the shares covered hereby), and the executive officers and directors of the Company have agreed they will not offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Shares or any securities convertible into or exercisable or exchangeable for such Shares or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any such Shares, except to the Underwriters of the TrENDS, for a period of 90 days from the date hereof, subject to certain exceptions for pledges and, in the case of the Company, the grant and exercise of employee stock options and certain other exceptions, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Following the expiration of such lock-up periods, such Shares will be eligible for resale, subject to the registration requirements under the Securities Act. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the TrENDS or as a result of the distribution of the Shares in connection therewith, nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit.

                                CAPITALIZATION

  The following table sets forth the consolidated short-term debt and capitalization of the Company as of December 31, 1997.

                                                                  AS OF DECEMBER
                                                                     31, 1997
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
Short-term debt (l)..............................................    $   582
                                                                     =======
Long-term debt...................................................    $   --
Shareholders' equity
  Common stock...................................................        135
  Additional paid-in-capital.....................................     34,034
  Retained earnings..............................................     38,262
  Other reserves.................................................       (715)
                                                                     -------
    Total shareholders' equity...................................     71,716
                                                                     -------
Total capitalization.............................................    $71,716
                                                                     =======

---------------------
(1) Short-term debt represents bank borrowings.

                             PRICE RANGE OF SHARES

  Effective October 31, 1997, the Shares began to trade on Nasdaq under the symbol "PEAKF". Prior to October 31, 1997, the Shares traded on Nasdaq under the symbol "PITLF". Public trading of the Shares commenced on June 20, 1997. Prior to that time, there was no public market for the Shares. The following table sets forth the high and low sale prices for the Shares as reported by Nasdaq for the periods indicated:

                                                                 PRICE
                                                               RANGE OF
                                                                COMMON
                                                                 STOCK
                                                               -------------
                                                               HIGH     LOW
   Year Ending March 31, 1998:
     1st Quarter (from June 20, 1997)......................... $12 3/4  $11 7/8
     2nd Quarter..............................................  26 1/8   10 7/8
     3rd Quarter..............................................  31 1/2   15 1/8
     4th Quarter..............................................  25 7/8   18 1/2
   Year Ending March 31, 1999:
     1st Quarter (through May 12, 1998)....................... $25 5/16 $21 1/4

  On May 12, 1998 the reported last sale price of the Shares on Nasdaq was $23 1/4 per Share. As of May 11, 1998, there were 7 holders of record of the Shares.

                                DIVIDEND POLICY

  The Company intends to retain its earnings to finance the development and expansion of its business operations and does not intend to pay dividends for the foreseeable future.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated income statement data for the nine months ended December 31, 1996 and 1997, and the selected consolidated balance sheet data as of December 31, 1997 set forth below are derived from the Company's unaudited consolidated financial statements included elsewhere in this Prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, such consolidated financial statements, including the notes thereto. Such selected consolidated income statement data and balance sheet data are unaudited but, in the Company's opinion, include all adjustments necessary for a fair presentation of such data. Results for the nine months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998. The selected consolidated income statement data for the years ended March 31, 1995, 1996 and 1997 and the selected consolidated balance sheet data as of March 31, 1995, 1996 and 1997 set forth below are derived from the Company's audited financial statements included elsewhere herein and should be read in conjunction with, and are qualified in their entirety by reference to, such financial statements, including the notes thereto. The selected consolidated income statement data for the years ended March 31, 1993 and 1994 and the selected consolidated balance sheet data as of March 31, 1993 and 1994 set forth below are derived from the Company's audited financial statements not included herein. The consolidated financial statements have been prepared and presented in accordance with U.S. GAAP.

  The consolidated financial data set forth below have been presented as if the Company, which was incorporated on January 31, 1997, had been in existence for all periods presented and 100% of Peak (HK) and other subsidiaries of the Company had been transferred to the Company and that they had been consolidated for Fiscal 1993 and subsequent years. The consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto, included elsewhere herein.

                                                                                         NINE MONTHS ENDED
                                           YEARS ENDED MARCH 31,                           DECEMBER 31,
                           ----------------------------------------------------------  ----------------------
                              1993        1994        1995        1996        1997        1996        1997
                                                (IN THOUSANDS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:
Net sales.................    $13,395     $27,787     $35,115     $54,944     $57,594     $41,175     $53,539
Cost of goods sold........     (9,344)    (16,460)    (27,593)    (33,931)    (32,676)    (23,605)    (29,496)
                              -------     -------     -------     -------     -------     -------    --------
Gross profit..............      4,051      11,327       7,522      21,013      24,918      17,570      24,043
Operating expenses:
  General and
   administrative and
   research and
   development............     (1,281)     (2,632)     (2,616)     (5,385)     (4,730)     (3,720)     (4,464)
  Selling and marketing...       (571)       (936)     (1,802)     (3,294)     (4,198)     (3,015)     (4,181)
                              -------     -------     -------     -------     -------     -------    --------
Income from operations....      2,199       7,759       3,104      12,334      15,990      10,835      15,398
Other income..............         17         276         234       1,133          83          18         471
Net interest (expense)
 income...................       (181)        (80)       (405)       (750)     (1,320)       (725)        202
                              -------     -------     -------     -------     -------     -------    --------
Income before income
 taxes....................      2,035       7,955       2,933      12,717      14,753      10,128      16,071
Provision for income
 taxes....................       (517)       (498)       (192)     (1,227)     (1,236)       (902)     (1,332)
                              -------     -------     -------     -------     -------     -------    --------
Net income................    $ 1,518     $ 7,457     $ 2,741     $11,490     $13,517     $ 9,226    $ 14,739
                              =======     =======     =======     =======     =======     =======    ========
Dividends paid............    $   --      $ 1,941     $   --      $ 9,719     $ 1,294     $ 1,294    $    --
Earnings per Share:
  Basic...................    $  0.15     $  0.71     $  0.26     $  1.10     $  1.29     $  0.88    $   1.17
                              =======     =======     =======     =======     =======     =======    ========
  Diluted.................    $  0.15     $  0.71     $  0.26     $  1.10     $  1.29     $  0.88    $   1.16
                              =======     =======     =======     =======     =======     =======    ========
Shares outstanding(1)..... 10,461,538  10,461,538  10,461,538  10,461,538  10,461,538  10,461,538  12,588,811

                                     AS OF MARCH 31,                AS OF
                         --------------------------------------- DECEMBER 31,
                          1993    1994    1995    1996    1997       1997
                                                                 (UNAUDITED)
BALANCE SHEET DATA:                  (IN THOUSANDS)
  Cash and cash
   equivalents.......... $   287 $ 1,180 $ 1,828 $   924 $ 1,814     $ 6,679
  Total assets..........  13,278  24,288  35,210  38,423  53,795      84,015
  Short-term debt(2)....   5,142  11,868  13,879  19,156  21,170         582
  Long-term debt........      10       1     --      --      --          --
  Shareholders' equity..   3,861   9,255  11,701  13,960  26,272      71,716

---------------------
(1) Shares outstanding for each period presented (except for the nine months ended December 31, 1997) is based on 10,461,538 Shares outstanding prior to the Company's initial public offering in June 1997, after giving effect to the Restructuring. Shares outstanding during the nine months ended December 31, 1997 is based on the weighted average number of Shares and common stock equivalents outstanding during such period.
(2) Short-term debt consists of bank borrowings, amount due to shareholder and current portion of long-term debt (except as of March 31, 1997 and December 31, 1997, for which short-term debt consists only of bank borrowings).

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following information is based on, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto included elsewhere herein.

GENERAL

  The Company produces matrix trays, shipping tubes, reels and carrier tape for the storage, transportation and automatic handling of semiconductor devices and other electronic components. The Company also produces leadframe boxes and interleaves used in the storage and transportation of leadframes. In addition, the Company sells recycled matrix trays and reels under the trade name "SemiCycle." In Fiscal 1997, approximately 63.9% of the Company's net sales related to the Company's tray products, 14.9% to tube products, 3.7% to reels and 9.3% to other products. In the nine months ended December 31, 1997, approximately 61.2% of the Company's net sales related to its tray products, 13.6% to tube products, 4.9% to reels and 14.4% to other products, compared to 63.2% to tray products, 15.7% to tube products, 3.9% to reels and 9.5% to other products in the nine months ended December 31, 1996. In Fiscal 1997 and the nine months ended December 31, 1997, all of the Company's sales were made to customers located in Asia, North America and Europe. See "Business--Sales and Marketing."

  In recent years, the Company has experienced a significant increase in demand for its products as a result of growth in the global semiconductor and electronics industries. Unit volume of semiconductor and electronic components shipped is an important determinant of demand for the Company's products. There has been an industry trend to integrate more semiconductors and electronic components onto a single chip, which could in the future have an adverse effect on the Company's results of operations or financial condition. The Company's consolidated net sales increased by 30.0% to $53.5 million for the nine months ended December 31, 1997, compared to $41.2 million for the nine months ended December 31, 1996, and its consolidated net income increased by 59.8% to $14.7 million for the nine months ended December 31, 1997, compared to $9.2 million for the nine months ended December 31, 1996. During the last three years, the Company's consolidated net sales have increased from $35.1 million in Fiscal 1995 to $54.9 million in Fiscal 1996 and to $57.6 million in Fiscal 1997, and its consolidated net income has increased from $2.7 million in Fiscal 1995 to $11.5 million in Fiscal 1996 and to $13.5 million in Fiscal 1997. The Company believes that its growth has largely been attributable to the implementation of its business strategy. The Company's results of operations in Fiscal 1995 were adversely affected by increases in the price of PVC resin, the principal raw material in the manufacture of tubes. In Fiscal 1995, gross margin decreased to 21.4%, compared to 40.8% for the year ended March 31, 1994 and operating margin decreased to 8.8%, compared to 27.9% for the year ended March 31, 1994. In response to such changes, the Company raised the prices of its tube products and implemented procedures intended to improve its inventory management and purchasing systems. The Company also increased the proportion of its product mix represented by its higher-margin products such as tape and reel products. In Fiscal 1997, the Company's gross margin increased to 43.3%, compared to 38.2% in Fiscal 1996, and the Company's operating margin increased to 27.8%, compared to 22.4% in Fiscal 1996.

  The Company has expanded its production capacity significantly in recent years and expects to continue to expand capacity in future periods with the construction of an additional facility in Shenzhen, China, which is expected to be operational by Fiscal 2000. Depreciation expense increased 37.2% from $2.6 million in the nine months ended December 31, 1996 to $3.5 million in the nine months ended December 31, 1997. The Company expects that depreciation expense will increase correspondingly with the increase in value of property, plant and equipment. As of the date of this Prospectus, the Company has expended approximately $3.0 million of $33.0 million budgeted over the next three years for the construction of the new facility in Shenzhen, China. See "--Liquidity and Capital Resources."

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain income statement items for the Company as a percentage of net sales.

                                                                 NINE MONTHS
                                                                    ENDED
                                      YEARS ENDED MARCH 31,     DECEMBER 31,
                                     -------------------------  --------------
                                      1995     1996     1997     1996    1997
Net sales...........................   100.0%   100.0%   100.0%  100.0%  100.0%
Cost of goods sold..................   (78.6)   (61.8)   (56.7)  (57.3)  (55.1)
                                     -------  -------  -------  ------  ------
Gross profit........................    21.4     38.2     43.3    42.7    44.9
Operating expenses:
  General and administrative and
   research and development.........    (7.4)    (9.8)    (8.2)   (9.0)   (8.3)
  Selling and marketing.............    (5.1)    (6.0)    (7.3)   (7.4)   (7.8)
                                     -------  -------  -------  ------  ------
Income from operations..............     8.8     22.4     27.8    26.3    28.8
                                     -------  -------  -------  ------  ------
Income before income taxes..........     8.3     23.1     25.6    24.6    30.0
Provision for income taxes..........    (0.5)    (2.2)    (2.1)   (2.2)   (2.5)
                                     -------  -------  -------  ------  ------
Net income..........................     7.8%    20.9%    23.5%   22.4%   27.5%
                                     =======  =======  =======  ======  ======

  The table below sets forth, for the periods indicated, the net sales of each of the Company's principal product categories and the percentage of the Company's net sales accounted for by each such category. In the table below, as well as in the following discussion of the Company's results of operations in the periods indicated, the net sales of tray products, tube products and reels do not include the sales mark-up on such products sold by the Company's sales offices located in the United States, Singapore and Malaysia. Revenue from such sales mark-up is included in "other revenues."

                                                                                NINE MONTHS ENDED
                                      YEARS ENDED MARCH 31,                       DECEMBER 31,
                         ----------------------------------------------- -------------------------------
                              1995            1996            1997            1996            1997
                         --------------- --------------- --------------- --------------- ---------------
                          SALES  PERCENT  SALES  PERCENT  SALES  PERCENT  SALES  PERCENT  SALES  PERCENT
                                             (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Tray products........... $22,437   63.9% $35,595   64.8% $36,815   63.9% $26,039   63.2% $32,781   61.2%
Tube products...........   8,286   23.6   10,525   19.2    8,579   14.9    6,456   15.7    7,276   13.6
Reels...................     638    1.8    1,392    2.5    2,126    3.7    1,587    3.9    2,640    4.9
Other products(1).......   3,339    9.5    4,684    8.5    5,348    9.3    3,917    9.5    7,687   14.4
Other revenues(2).......     415    1.2    2,748    5.0    4,726    8.2    3,176    7.7    3,155    5.9
                         -------  -----  -------  -----  -------  -----  -------  -----  -------  -----
 Total.................. $35,115  100.0% $54,944  100.0% $57,594  100.0% $41,175  100.0% $53,539  100.0%
                         =======  =====  =======  =====  =======  =====  =======  =====  =======  =====

---------------------
(1) Includes leadframe boxes, leadframe interleaves, carrier tape and other products. The sale of carrier tape accounted for 4.7% of the Company's net sales in the nine months ended December 31, 1997.
(2) Includes sales mark-up by the Company's sales offices located in the United States, Singapore and Malaysia in respect of the Company's tray products, tube products, reels and other products.

NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1996

  Net Sales. Net sales increased by 30.0% to $53.5 million for the nine months ended December 31, 1997 from $41.2 million for the nine months ended December 31, 1996. Net sales of trays increased by 25.9% to $32.8 million for the nine months ended December 31, 1997 from $26.0 million for the nine months ended December 31, 1996, primarily as a result of an increase in the volume of low temperature bakeable trays sold. Net sales of tape and reel products increased to $5.1 million in the nine months ended December 31, 1997 from $1.6 million in the nine months ended December 31, 1996. Net sales of tubes increased by 12.7% to $7.3 million in the nine months ended December 31, 1997 from $6.5 million in the nine months ended December 31, 1996.

  Gross Profit. Gross profit increased by 36.8% to $24.0 million for the nine months ended December 31, 1997 from $17.6 million for the nine months ended December 31, 1996. Cost of goods sold increased by 25.0% to $29.5 million in the nine months ended December 31, 1997 from $23.6 million in the nine months ended December 31, 1996. The Company's gross margin improved to 44.9% in the nine months ended December 31, 1997 from 42.7% in the nine months ended December 31, 1996, primarily as a result of lower raw material costs and the increased proportion of the Company's product mix represented by tape and reel products, which tend to generate higher gross margins than tubes.

  Income from Operations. Operating income increased by 42.1% to $15.4 million for the nine months ended December 31, 1997 from $10.8 million for the nine months ended December 31, 1996. The Company's operating margin improved to 28.8% in the nine months ended December 31, 1997 from 26.3% in the nine months ended December 31, 1996, primarily as a result of improvements in the Company's gross margin, partially offset by an increase in selling and marketing expenses.

    General and Administrative and Research and Development Expenses. General and administrative and research and development expenses increased by 20.0% to $4.5 million for the nine months ended December 31, 1997 from $3.7 million for the nine months ended December 31, 1996 primarily due to an increase in research and development expenses incurred in connection with the continuing development of the Company's tape and reel product line. General and administrative and research and development expenses decreased as a percentage of total sales to 8.3% for the nine months ended December 31, 1997 from 9.0% for the nine months ended December 31, 1996, primarily due to an increase in sales.

    Selling and Marketing Expenses. Selling and marketing expenses increased by 38.7% to $4.2 million in the nine months ended December 31, 1997 from $3.0 million in the nine months ended December 31, 1996, primarily as a result of additional staff hired in connection with the expanded sales and marketing of the Company's existing products as well as new products such as tape and reel products.

  Net Income. Net income increased by 59.8% to $14.7 million for the nine months ended December 31, 1997 from $9.2 million for the nine months ended December 31, 1996. Net income as a percentage of sales improved to 27.5% for the nine months ended December 31, 1997 from 22.4% for the nine months ended December 31, 1996. This increase reflected the foregoing factors, as well as a decrease in interest expense for short-term bank borrowings and an increase in other income (including interest on deposits) due to increased funds available from the Company's initial public offering in June 1997.

 FISCAL 1997 COMPARED TO FISCAL 1996

  Net Sales. Net sales increased by 4.8% to $57.6 million in Fiscal 1997 from $54.9 million in Fiscal 1996. Net sales of trays increased by $1.2 million over the period reflecting the effects of a 16.3% increase in sales volume, substantially offset by a 11.1% decrease in average realized sales price. The increase in the aggregate sales volume of the Company's tray products reflected principally an increase in sales volume of recycled, low temperature and non-bakeable trays, partially offset by decreases in the sales volume of high temperature trays. Average realized sales price for the Company's tray products decreased in the period reflecting principally a decrease in the average realized sales price for recycled trays and high temperature trays, partially offset by increases in the average realized sales price for the Company's other tray products. The average realized price for recycled trays decreased primarily as a result of a change in the product mix of the Company's recycled trays reflecting increased sales of lower-priced low temperature trays, principally in Taiwan and Japan. Net sales of tubes decreased 18.5% to $8.6 million in Fiscal 1997 from $10.5 million in Fiscal 1996, while net sales of reels increased by 52.7% to $2.1 million in Fiscal 1997 from $1.4 million in Fiscal 1996, reflecting an increase in the proportion of the Company's product mix represented by newer products such as reels.

  Gross Profit. Gross profit increased 18.6% to $24.9 million in Fiscal 1997 from $21.0 million in Fiscal 1996. Cost of goods sold decreased 3.7% to $32.7 million in Fiscal 1997 from $33.9 million in Fiscal 1996. Such decrease resulted primarily from lower raw material costs due principally to lower volumes of raw materials purchased by the Company as a result of an increase in the use of recycled materials in manufacturing using the

Company's proprietary processes and production techniques. In addition, raw material costs were lower in Fiscal 1997 compared to Fiscal 1996 as a result of the lower average price of PVC resin. The Company's gross margin improved to 43.3% in Fiscal 1997 from 38.2% in Fiscal 1996 primarily as a result of lower raw material costs and the increased proportion of the Company's product mix represented by reels, which tend to generate higher gross margin than tubes (which represented a lower proportion of the Company's product mix in Fiscal 1997 compared to Fiscal 1996).

  Income from Operations. Income from operations increased by 29.6% to $16.0 million in Fiscal 1997 from $12.3 million in Fiscal 1996. The Company's operating margin improved to 27.8% in Fiscal 1997 from 22.4% in Fiscal 1996 primarily as a result of improvements in the Company's gross margin, partially offset by an increase in selling and marketing expenses.

    General and Administrative and Research and Development Expenses. General and administrative and research and development expenses decreased 12.2% to $4.7 million in Fiscal 1997 from $5.4 million in Fiscal 1996 primarily as a result of reduced collection and administrative expenses relating to the Company's recycling operations in the United States as the Company began purchasing recycled trays collected by the SemiCycle Foundation instead of collecting such trays itself. See "Certain Transactions."

    Selling and Marketing Expenses. Selling and marketing expenses increased 27.4% to $4.2 million in Fiscal 1997 from $3.3 million in Fiscal 1996 primarily as a result of additional staff hired in connection with the sales and marketing of new products such as tape and reel products.

  Net Income. Net income increased 17.6% to $13.5 million in Fiscal 1997 from $11.5 million in Fiscal 1996. This increase reflected the foregoing factors, as well as a decrease in the Company's effective tax rate to 8.4% in Fiscal 1997 compared to 9.6% in Fiscal 1996, partially offset by an increase in interest expense to $1.4 million in Fiscal 1997 from $0.8 million in Fiscal 1996. The decrease in the effective tax rate was due primarily to the effects of a lower proportion of the Company's profits in Fiscal 1997 accounted for by its operations located in the United States, which have higher applicable tax rates. The increase in interest expense was due to the increase in bank borrowings incurred for working capital purposes.

 FISCAL 1996 COMPARED TO FISCAL 1995

  Net Sales. Net sales increased 56.5% to $54.9 million in Fiscal 1996 from $35.1 million in Fiscal 1995. Most of the increase was attributable to the growth in net sales from trays. Net sales of the Company's tray products increased 58.6% to $35.6 million in Fiscal 1996 from $22.4 million in Fiscal 1995 primarily as a result of a 64.0% increase in sales volume, partially offset by a 3.2% decrease in average realized sales price. The increase in the aggregate sales volume of the Company's tray products in Fiscal 1996 reflected an increase in sales volume for all categories of the Company's tray products, in particular low temperature trays. Such increase in sales volume reflected increases in the Company's recycling and production capacity in response to increased demand from existing customers as well as demand from new customers. Average realized sales price for the Company's tray products decreased in Fiscal 1996 compared to Fiscal 1995, reflecting a decrease in average realized sales prices for all categories of the Company's tray products. Such decrease was partially offset by an increase in the proportion of the Company's tray product mix represented by higher priced tray products such as low temperature trays and high temperature trays. With the exception of the sales volume of the Company's tube products, which decreased 5.7% in Fiscal 1996 from Fiscal 1995, the sales volume of the Company's principal products increased in Fiscal 1996 compared to Fiscal 1995.

  Gross Profit. Gross profit increased 179.4% to $21.0 million in Fiscal 1996 from $7.5 million in Fiscal 1995. Cost of goods sold increased 23.0% to $33.9 million in Fiscal 1996 from $27.6 million in Fiscal 1995, primarily as a result of increases in sales, partially offset by lower raw material costs. The costs of raw materials decreased primarily as a result of decreases in the prices of the principal raw materials used in the Company's production processes, as well as decreases in the volumes of raw materials purchased by the Company as a result of an increase in the use of recycled materials in manufacturing using the Company's proprietary processes and production techniques. The unit costs of raw materials were high in Fiscal 1995 primarily as a result of increases in such period in the prices of PVC resin, which is the principal raw material in the manufacture of the Company's tube products, as well as the prices of certain additives used in such manufacture. The Company's gross margin improved to 38.2% in Fiscal 1996 compared to 21.4% in Fiscal 1995, primarily as a result of lower raw material costs, higher manufacturing efficiency realized from higher volume production and the increased proportion of net sales attributable to newer models of trays and recycled trays, which tend to generate higher gross margins.

  Income from Operations. Income from operations increased to $12.3 million in Fiscal 1996 from $3.1 million in Fiscal 1995. Operating expenses increased 96.4% to $8.7 million in Fiscal 1996 from $4.4 million in Fiscal 1995. The Company's operating margin improved to 22.4% in Fiscal 1996 from 8.8% in Fiscal 1995, primarily as a result of economies of scale and improved operating efficiencies realized as the Company's operations expanded.

    General and Administrative and Research and Development Expenses. General and administrative and research and development expenses increased 105.8% to $5.4 million in Fiscal 1996 from $2.6 million in Fiscal 1995. As a percentage of net sales, general and administrative expenses increased to 9.8% of net sales in Fiscal 1996 from 7.4% in Fiscal 1995. The increase was primarily due to expenses incurred in Fiscal 1996 in connection with the planned establishment of the Company's sales offices located in Singapore and Penang, Malaysia and the establishment of JIT warehouses located in Hong Kong, Kaohsiung, Taiwan and Malaysia.

    Selling and Marketing Expenses. Selling and marketing expenses increased 82.8% to $3.3 million in Fiscal 1996 from $1.8 million in Fiscal 1995. As a percentage of net sales, selling and marketing expenses increased to 6.0% of net sales in Fiscal 1996 from 5.1% in Fiscal 1995. The increase was primarily due to increased sales volume and the hiring of additional sales and marketing staff principally in connection with such products as carrier tape and certain types of trays.

  Net Income. Net income increased to $11.5 million in Fiscal 1996 from $2.7 million in Fiscal 1995. This increase reflected the foregoing factors, partially offset by an increase in the Company's effective tax rate to 9.6% in Fiscal 1996, compared to 6.5% in Fiscal 1995. The increase in the effective tax rate was due primarily to the write-back in Fiscal 1995 of an over-provision made in prior years for Hong Kong profits tax.

LIQUIDITY AND CAPITAL RESOURCES

  The Company historically met a significant portion of its cash requirements from cash flow from operations and, prior to its initial public offering in June 1997, shareholder loans, generally at no interest, from Mr. T.L. Li, as well as short-term bank loans guaranteed by Mr. T.L. Li. The Company's primary uses of cash have been to fund capital expenditures related to the expansion of its facilities and operations, dividend payments and working capital requirements. The Company intends to continue to retain its earnings to finance the development and expansion of its business operations and does not intend to pay dividends for the foreseeable future. The Company's net cash provided by operating activities was $10.1 million in the nine months ended December 31, 1997, compared to $5.8 million in the nine months ended December 31, 1996, and $9.5 million in Fiscal 1997, compared to $6.8 million in Fiscal 1996 and $7.8 million in Fiscal 1995.

  The Company incurred capital expenditures of $11.2 million for the acquisition of new equipment in the Company's current facility and $1.5 million for the construction of an additional facility in Shenzhen, China during the nine months ended December 31, 1997. The Company incurred capital expenditures of $7.2 million in Fiscal 1997, $4.6 million in Fiscal 1996 and $6.9 million in Fiscal 1995, primarily for the acquisition of new equipment in the Company's current facility. See Note 15 of Notes to Consolidated Financial Statements. As of December 31, 1997, the Company had commitments for capital expenditures of $1.9 million. In connection with the Company's construction of an additional facility in Shenzhen, China and the acquisition of equipment for such new facility, the Company has budgeted aggregate capital expenditures of approximately $33.0 million for Fiscal 1998, Fiscal 1999 and Fiscal 2000. The new facility is expected to be operational by Fiscal 2000. As of the date of this Prospectus, the Company has expended approximately $3.0 million of such budgeted amount.

The actual amounts of capital expenditures may vary substantially from those budgeted or estimated for a variety of reasons, including changes in market conditions, unavailability or changes in scheduled delivery of specific equipment, changes in interest rates and other factors. In addition, the Company plans to continue to expand capacity in future periods from cash on hand, including the proceeds of its June 1997 initial public offering, cash flow from operations and new bank borrowings as required.

  As of December 31, 1997, the Company had total outstanding indebtedness of $0.6 million, representing unsecured bank borrowings. These bank borrowings are at floating interest rates which, as of December 31, 1997, had a weighted average of 10.0%. Mr. T.L. Li no longer guarantees any of the Company's bank loans or overdrafts. Neither the Company's ability to obtain bank financing nor its cost of funds has been materially affected. As of December 31, 1997, the Company had available certain unused short-term lines of credit. See Note 7 of Notes to Consolidated Financial Statements.

  From time to time, the Company may evaluate possible investments or acquisitions and may, if a suitable opportunity arises, make such an investment or acquisition. The Company currently has no commitments to make any material investments or acquisitions.

PVC RESIN PRICE

  PVC resin, the principal raw material used in the manufacture of tubes, together with additives used in the manufacture of tubes accounted for 40.9%, 22.2%, 24.2% and 18.5% of the Company's total raw material costs in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively. The Company's results of operations in Fiscal 1995 were adversely affected by increases in the price of PVC resin, reflecting a worldwide shortage in the supply of such commodity. While the Company believes that, principally as a result of increased production capacity by suppliers, a severe shortage in the supply of PVC resin is unlikely to occur in the foreseeable future, there can be no assurance that such shortage will not occur. Any price increases would result in higher costs, which could have a material adverse effect on the Company's results of operations and financial condition. In response to the increases in the price of PVC resin in Fiscal 1995, the Company raised the prices of its tube products and implemented procedures intended to improve its inventory management and purchasing systems. The Company currently maintains approximately two to three months stock of PVC resin and other raw materials used in its production processes, and increases such stock when it believes prices are favorable. The Company does not, and does not intend to, enter into futures contracts or use any financial instruments to hedge its exposure to fluctuations in the price of PVC resin or other raw materials used in its production processes.

CURRENCY EXCHANGE RATE FLUCTUATIONS

  The Company's sales are denominated primarily in US Dollars while its costs of goods sold are generally incurred in US Dollars, Hong Kong Dollars and Renminbi, and its operating expenses are generally denominated in Renminbi, Hong Kong Dollars, US Dollars and Malaysian Ringgit. In addition, a substantial portion of the Company's capital expenditures, primarily for the purchase of equipment, has been and is expected to continue to be denominated in US Dollars, Japanese Yen and Malaysian Ringgit. Consequently, a portion of the Company's costs and operating margins may be affected by fluctuations in exchange rates, primarily between the US Dollar and other currencies. The Company's results of operations and financial condition could be adversely affected by fluctuations in currency exchange rates or the imposition of new or additional currency controls in the jurisdictions in which it operates. Primarily in response to recent developments in the Southeast Asian currency markets, the Company from time to time engages in derivatives trading activities, such as entering into forward contracts, to hedge its currency exchange exposure. See Note 13 to the Notes to the Consolidated Financial Statements. In addition, many of the Company's competitors are located in countries whose currencies have devalued significantly against the US Dollar beginning in the second half of 1997. As a result of such devaluation, these competitors' products have become less expensive in US dollar terms. This reduction could result in the Company's customers purchasing products from these competitors rather than from the Company, which could have a significant adverse effect on the Company's net sales and results of operation.

HONG KONG PROFITS TAX

  Under the Hong Kong tax authority's Departmental Interpretation and Practice Notes, a company based in Hong Kong but with substantially all of its manufacturing operations located in the PRC conducted pursuant to a processing agreement entered into with a PRC company can enjoy profit apportionment through which only 50% of its manufacturing profit is subject to Hong Kong profits tax. Substantially all of the Company's manufacturing operations are located in Shenzhen, China and conducted pursuant to a processing agreement entered into with a PRC company. See "Business--Employees." Effective April 1, 1998, the profits tax rate in Hong Kong is 16.0%, a change from the former profits tax rate, which was 16.5%. Under profits apportionment, only 50% of the profits of the Company is subject to Hong Kong profits tax and, as a result, the Company enjoys a lower effective tax rate than would otherwise be the case. Such tax concession has been granted based on an annual application by the Company and there can be no assurance that the Hong Kong tax authority will continue to grant such tax concession to the Company and other Hong Kong companies with manufacturing operations in China, or that the Company will not lose such concession in the future as a result of changes in Hong Kong tax law or the interpretation of such law. In the event that such tax concessions are unavailable to the Company, the Company's results of operations could be materially and adversely affected.

IMPACT OF THE YEAR 2000

  The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00." The issue is whether the computer system will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

  The Company has assessed its systems and believes them to be year 2000 compliant. In addition, the Company has received assurance from its major software vendors that the products used by the Company are year 2000 compliant. The failure of the systems of other companies on whose services the Company depends or with whom the Company's system interface, including the Company's significant customers, to be year 2000 compliant could have a material adverse effect on the Company, its results of operations and financial condition.

                         CERTAIN FINANCIAL INFORMATION

           FOR THE QUARTER AND THE FISCAL YEAR ENDED MARCH 31, 1998

  The Company sets forth below net sales, net income and fully diluted earnings per share figures for the quarter and the fiscal year ended March 31, 1998. Such financial information is derived from unaudited financial statements prepared on a basis otherwise consistent with the audited financial statements included herein, that include, in the opinion of management, only normal recurring adjustments necessary for a fair presentation of the information set forth therein.

  In Fiscal 1998, net sales increased by 28.0% to $73.7 million from $57.6 million in Fiscal 1997, net income increased 52.4% to $20.6 million from $13.5 million in Fiscal 1997 and fully diluted earnings per share increased 23.3% to $1.59 per share from $1.29 per share in Fiscal 1997. For the three months ended March 31, 1998, net sales increased by 22.8% to $20.2 million from $16.4 million for the three months ended March 31, 1997 net income increased by 36.5% to $5.9 million from $4.3 million for the three months ended March 31, 1997 and fully diluted earnings per share increased 4.9% to $0.43 per share from $0.41 per share for the three months ended March 31, 1997.

                                   BUSINESS

GENERAL

  The Company is a leading supplier of precision engineered packaging products for the storage, transportation and automated handling of semiconductor devices and other electronic components. The Company's products are designed to interface with automated handling equipment used in the production and testing of semiconductor and electronic products. The Company's customers include semiconductor companies such as Texas Instruments, SGS-Thomson, Philips and Motorola, as well as subcontract assembly and test companies such as ASAT and ASE. The Company's products are designed to ensure that semiconductor devices and electronic components, which are often delicate and may have significant value, are protected from mechanical and electrical damage during storage, transportation and automated handling.

  The Company produces principally matrix trays, shipping tubes, reels and carrier tape. The Company also produces leadframe boxes and interleaves used in the storage and transportation of leadframes. In addition, the Company collects and sells recycled matrix trays and reels using the name "SemiCycle." The Company believes that its recycling programs, whereby the Company collects and recycles both products manufactured by itself and products manufactured by others, enable it to expand its customer base by providing it with opportunities to supply both newly-manufactured and recycled products to customers.

   The Company's principal production facilities, located in Shenzhen, China, are equipped with injection molding machines, extruders, carrier tape machines, mixing machines, ultra sonic welding machines and other machinery and equipment. The Company maintains in-house tooling facilities capable of producing the molds used for production, dies and tooling for sale and spare parts for machines used in its production processes. The Company also has in-house compounding capabilities for the mixing, blending and pelletizing of raw materials used in its production processes. In addition, the Company maintains computer aided design ("CAD") stations which are linked electronically to the Company's sales offices to enable the sharing of design information. Finalized designs are transmitted electronically to the Company's in-house tooling facilities for the production of molds, dies and tooling.

  The Company maintains recycling programs through which used trays and reels, both those manufactured by the Company and those manufactured by others, are collected from end users, such as SMT companies and other types of assemblers of circuit boards and manufacturers of computers and other end products, at approximately 550 locations in Asia, North America and Europe by the Company, its agents and independent contractors. The trays and reels collected are then transported principally to the Company's production facilities in Shenzhen, China, where they undergo processing, including inspection, cleaning and anti-static coating, if appropriate. They are placed into inventory in the Company's warehousing facilities pending sale to customers. Recycled trays and reels that do not meet the Company's quality requirements are ground and reused in the manufacturing processes for new products. Currently, approximately 2.5 million units, largely trays, are collected each month for recycling by the Company.

  The Company maintains five sales offices, located in Hong Kong; Singapore; Penang, Malaysia; Milpitas, California; and Austin, Texas whereby direct sales are made to customers. The Company also sells its products through eight sales agents located in Japan (four); Seoul, South Korea; Taipei, Taiwan; Rieti, Italy; and Shanghai, China. The Company maintains, either directly or through its local sales representatives, a network of JIT warehouses located near the production facilities of its customers.

   The Company's principal executive offices are located in Units 3, 4, 5 and 7, 37th Floor, Wharf Cable Tower, 9 Hoi Shing Road, Tsuen Wan, N.T., Hong Kong and its telephone number is (852) 2402-5100.

STRATEGY

   The Company's objective is to increase its market presence in serving the growing semiconductor and electronics industries by providing top quality service, precision engineered packaging solutions and recycling alternatives to manufacturers of semiconductor devices and electronic components through its integrated manufacturing capability and its recycling programs, with collection points in Asia, North America and Europe. The key elements of the Company's business strategy are as follows:

  Leverage Industry Expertise of Senior Management. Members of the Company's senior management team have extensive experience in the semiconductor industry which provides them with a first hand understanding of customer and market requirements. The Company believes that the industry experience and close customer relationships of its senior management enable the Company to identify and evaluate potential markets for future product development. The Company intends to maintain and further develop relationships with appropriate senior executive officers of its customers.

  Maintain Close Customer Relationships. The Company's strategy is to maintain close relationships with its customers through an extensive network of strategically located sales, customer service and product distribution sites and by working closely with its customers in developing precision engineered packaging solutions for the storage, transportation and automated handling of their products. The Company believes that its ability to distribute its products to customers located in Asia, North America and Europe allows the Company to compete effectively with other suppliers of packaging products to the semiconductor and electronics industries, a number of which distribute only within certain geographic regions. Customer reliance on quick delivery drives the Company's product strategy with respect to both new and recycled products. The Company believes that its recycling programs, whereby the Company collects and recycles both products manufactured by itself and products manufactured by others, enable it to expand its customer base by providing it with opportunities to supply both newly-manufactured and recycled products to customers. In addition, the Company's recycling programs provide it with opportunities to monitor changes in particular customer requirements.

  Shorten Delivery Time. The Company's strategy is to attract and retain customers on the basis of its ability to deliver large quantities of products on short notice to meet customer demand. The Company believes that short delivery time is of particular importance to its customers in the semiconductor and electronics industries where requirements for packaging products are sometimes difficult to forecast accurately. The Company believes that stocking certain key products in its network of JIT warehouses, maintained either by the Company's local sales representatives or the Company, reduces the amount of time required for the delivery of its products to its customers, thereby improving its responsiveness to customer requirements for flexibility in delivery and generally facilitating the improvement of inventory management by its customers. In addition, the Company believes that its inhouse tooling facilities and raw material compounding capabilities obviate the necessity of working with sub-contractors and enable the Company to achieve shorter production cycles.

  Offer a Broad Range of Products. The Company's strategy is to increase the range of its products, both new and recycled, in order to meet customer requirements. The Company's current product offerings, which include matrix trays, tubes, tape-and-reel and other carrier products, allow it to service a broad range of customers which often have needs across multiple product categories. In recent years, the Company has expanded its product offerings from tubes to include matrix trays, recycled matrix trays and tape-and-reel products. The Company also is currently engaged in the study and development of new product lines, with an emphasis on packaging products designed to carry high-value components related to the semiconductor and electronics industries. The Company's production facilities have been formally approved or "qualified" by a number of its customers across its product categories. The Company believes that its customers value the range of its product offerings and that its ability to offer a broad range of products allows the Company to compete effectively with other suppliers of packaging products to the semiconductor and electronics industries, a number of which are single-product suppliers. The Company's in-house design and tooling capabilities reduce the cycle time needed for the development of new products and product features by the Company and facilitate the development of "custom" products by the Company, which typically requires different prototype stages during product development. The Company's in-house design and tooling capabilities have also facilitated the Company's development of new product features such as the "enhanced pocket strength," "anti-reflective wall" and "high strength ring pedestal" features for the Company's carrier tape products, for which the Company has patent applications pending. In addition, the Company's in-house raw material compounding capabilities enable the Company to better control the quality of its products to meet customer specifications with respect to characteristics such as color, transparency and hardness. The Company believes that its recycling programs, with a monthly collection of approximately 2.5 million units, enable it to supply a broad range of recycled trays and reels to its customers.

  Increase Volume Supply Capabilities. The Company's strategy is to expand its production and tooling capacities and its recycling programs so as to increase its high volume supply capabilities. Since 1992, the Company has expanded the production capacity of its facilities in Shenzhen, China in order to meet growing demand for its products. The Company has commenced the construction of an additional plant to be located approximately three miles from the existing production facilities, which would double the Company's production capacity. In addition to increasing production volume, the Company believes that such expansion will enable the Company to maintain equipment utilization rates which give it the flexibility to meet high volume requirements from customers with short lead time. In addition, the Company believes that its inventory of recycled products enables it to supply recycled tray and reel products in large quantities on short notice.

  Emphasize Quality Assurance and Process Control. The Company's strategy is to attract and retain customers, and price its products, principally on the basis of the quality of its products and services. The Company maintains a quality assurance and process control department which, as of December 31, 1997, consisted of approximately 40 engineers and 230 on-line process controllers. Quality assurance and process control procedures are performed at each major stage of production. These include the inspection of incoming raw materials, statistical process control at the injection molding (for trays and reels) and extrusion (for tubes) stages of production and the inspection and testing of finished products. The Company's production facilities in Shenzhen, China obtained ISO 9002 certification in October 1994 and are subject to follow-up surveillance audits conducted semi-annually thereafter in accordance with normal ISO procedures. In addition, customers generally require the Company to undergo a one- to two-month "qualification" process before purchasing in volume from the Company. Such qualification processes often include on-site certification of the Company's production facilities by members of the customer's engineering and quality control staff. The Company's production facilities in Shenzhen, China have been qualified by such customers as Intel, Texas Instruments, Motorola, NEC, Toshiba and others. The Company believes that in addition to its quality assurance and process control department, its in-house design and tooling facilities and raw material compounding capabilities have enabled it to better control the quality of its products.

HISTORY

  The Company commenced operations in 1975, principally as a manufacturer of IC shipping tubes, with production facilities located in Tsuen Wan, Hong Kong. In 1987, the Company relocated its production facilities to Shenzhen, China. In 1992, the Company was acquired by Mr. T.L. Li, a semiconductor industry entrepreneur and investor. See "Management." In the same year, the Company's in-house tooling capability was substantially augmented. In 1992, the Company commenced the production and sale of matrix trays. At the same time, the Company commenced the establishment of a distribution network of JIT warehousing facilities located near areas of semiconductor manufacturing activity. Additionally, the Company commenced the operation of its recycling programs through subsidiaries doing business under the trade name "SemiCycle." In 1994, the Company commenced the sale of the reels used in tape-and-reel IC carriers and in 1996, the Company commenced the sale of the tape used in such carriers. Since 1992, the Company has expanded the production capacity of its facilities in Shenzhen, China in order to meet growing demand.

MARKETS SERVED BY THE COMPANY

  The Company's products are used for the storage and transportation of semiconductor devices and other electronic components such as connectors, resistors and capacitors. The Company's products are designed to interface with automated handling equipment used in the production and testing of semiconductor and electronics products.

 SEMICONDUCTORS

  Semiconductors are the basic building blocks used to create a variety of electronic products and systems. Continual improvements in semiconductor process and design technologies have enabled the production of complex, highly integrated circuits which provide faster execution, increased functionality and greater reliability. As a result, semiconductor demand has experienced growth in markets for such products as computers, communications, consumer electronic devices, automotive products and industrial automation and control systems.

  Semiconductors are often classified as either discrete devices (such as individual diodes or transistors) or IC's. In ICs, thousands of functions are combined on a single "chip" of silicon to form a more complex circuit, which is then encapsulated in plastic, ceramic or other materials (forming a "module") for connection to a circuit board.

  In pin-through-hole ("PTH") technology, modules are attached by pins, also called I/O (for input/output) "leads," inserted through or soldered to plated holes in the printed circuit board. PTH is one of the earliest technologies in the assembly of printed circuit boards. PTH semiconductor devices, such as PDIP (Plastic Dual In-Line Package) modules, are typically sorted and transported in IC shipping tubes such as those produced by the Company.

  In the technologically more advanced SMT, the leads on ICs and other electronic components are soldered to the surface of the printed circuit board rather than inserted into holes. SMT can accommodate a substantially higher number of leads than PTH, thereby permitting the board to interconnect a greater number of integrated circuits. This, in turn, allows tighter component spacing which permits a reduction in the dimensions of the printed circuit board. Because of their high lead counts, most very large scale integrated circuits are configured for surface mounting. Additionally, SMT allows components to be placed on both sides of the board thereby permitting even greater density. The substantially higher number of leads and finer lead-to-lead spacing or "pitch" in SMT products requires packaging solutions which are more exacting than for PTH products. In addition, certain SMT products are sensitive to moisture absorption and typically undergo a baking process before surface mounting, and consequently require robust packaging solutions which are resistant to high temperature. SMT semiconductor devices, such as QFP (Quad Flat Package), TQFP (Thin Quad Flat Package), TSOP (Thin Small Outline Package) and BGA (Ball Grid Array) modules, are typically stored and transported in matrix trays or tape-and-reel carriers such as those produced by the Company.

  In recent years, the Company has experienced a significant increase in demand for its products as a result of unit volume growth and other developments in the global semiconductor industry. First, the increasing complexity of semiconductor devices and use of automated production equipment has shifted the use of packaging products by semiconductor companies away from traditional products, such as tubes, in favor of products such as trays and carrier tapes which require higher precision engineering. Second, with the advent of SMT and increasing lead-count and finer lead-to-lead spacing, semiconductor devices have become more susceptible to mechanical damage during shipment. As a result, the use of higher precision engineered packaging products such as matrix trays has increased. Third, the Company believes that the recent trend in the global semiconductor industry towards increased out-sourcing of various steps of the IC production process, such as assembly and testing, will also benefit the Company as semiconductor companies increasingly look for suppliers of packaging products with the ability to supply large quantities of a wide range of products on short notice to different subcontractor assembly and test companies at various locations.

  In recent years, the total available market ("TAM") for semiconductor devices has grown significantly and industry sources estimate that such growth is likely to continue. The growth in the market for the Company's products, however, is related to the growth in unit volume, namely the number of semiconductor devices produced, which may differ from the growth in the TAM for semiconductor devices, as a result of variation over time in the average selling price per semiconductor device. See "Risk Factors--Dependence on Semiconductor and Electronics Industries."

 ELECTRONIC COMPONENTS

  Electronic connectors are electro-mechanical devices that allow an electronic signal to pass from one device to another. They are used to connect wires, cables, printed circuit boards, flat cable and other electronic components to each other and to related equipment. Connectors are found in virtually every electronic product including computers, printers, disk drives, modems, VCRs, radios, medical instruments, airplanes, appliances, cellular telephones, pagers and automobiles. Original equipment manufacturers in the electronics industry generally use connectors to complete the design and manufacture of their products.

  Resistors are basic components used in all forms of electronic circuitry to adjust and regulate levels of voltage and current. They vary widely in precision and cost, and are manufactured in numerous materials and forms. Resistive components may be either fixed or variable, depending on whether the resistance is adjustable (variable) or not (fixed). Resistors can also be used as measuring devices, such as resistive sensors. Resistive sensors or strain gages are used in experimental stress analysis systems as well as in transducers for electronic measurement of loads (scales), acceleration and fluid pressure.

  Capacitors perform energy storage, frequency control, timing and filtering functions in most types of electronic equipment. The more important applications for capacitors are electronic filtering for linear and switching power supplies, decoupling and bypassing of electronic signals for ICs and circuit boards, and frequency control, timing and conditioning of electronic signals for a broad range of applications.

  In recent years, the TAMs for electronic components such as electronic connectors, resistors and capacitors have grown significantly and industry sources estimate that such growth is likely to continue. The growth in the market for the Company's products, however, is related to the growth in unit volume, namely the number of electronic components produced, which may differ from the growth in the TAMs for electronic components, as a result of variation over time in the average selling price per electronic component. In addition, the Company's products serve only portions of the TAMs for various electronic components, principally those for SMT components such as SMT ceramic chip capacitors and SMT chip resistors. See "Risk Factors--Dependence on Semiconductor and Electronics Industries."

PRODUCTS AND PRODUCTION PROCESSES

  The Company produces matrix trays, tubes and tape-and-reel products such as reels and carrier tape. The Company also sells recycled matrix trays and reels. In addition, the Company produces leadframe boxes and leadframe interleaves used in the storage and transportation of leadframes.

  The Company's products are typically categorized by their dimensions and configurations, the type and size of semiconductor devices they carry, and their physical characteristics, in particular their resistance to deformation (called "warpage") at various temperatures. The Company's products are also categorized by their electrostatic properties as "conductive," "dissipative" or "anti-static." Conductive and dissipative products are manufactured by adding carbon fibre or carbon powder to the plastic compound. Anti-static characteristics are achieved by applying a coating to the surface of the product to prevent the accumulation of surface electrostatic charges.

 TRAY PRODUCTS

  The Company's tray products may be used for the storage and transportation of SMT semiconductor devices such as QFP, TQFP, PQFP (Plastic Quad Flat Package), TSOP, PGA (Pin Grid Array) and BGA modules. The outer dimensions of matrix trays are generally fixed by industry standards prescribed by electronics industry associations such as JEDEC in the United States and EIAJ in Japan. The Company sells high temperature trays (which may be baked to a temperature of 150(degrees)C and above), low temperature trays (which may be baked to a temperature of up to 150(degrees)C), non-bakeable trays and lots consisting solely of recycled trays. The sale of tray products, including recycled trays, accounted for 63.9%, 64.8%, 63.9% and 61.2% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively.

  At the beginning of the tray production process, samples of incoming raw materials, largely polyarysulphon, polysulphon, polypropylene and others, are inspected and tested for key material properties. Raw materials are mixed and blended with other materials in accordance with the Company's proprietary processes and production techniques and formed by injection molding machines into trays. The formed trays are then cleaned of surface contaminants. Trays that require anti-static coating are subsequently dipped in anti-static solution and then dried. Trays made from heat resistant materials undergo a baking process. Thereafter, samples of new trays from each manufactured lot are inspected for visible defects and warpage and tested for electrostatic discharge characteristics, and have their dimensions checked, prior to shipment.

 TUBE PRODUCTS

  The Company's tube products may be used for the storage and transportation of SMT semiconductor devices such as PLCC (Plastic Leaded Chip Carrier) and SOIC (Small Outline Integrated Circuit) modules and PTH semiconductor devices such as PDIP modules, as well as other products used in the electronics industry, such as connectors and sockets. The sale of tube products accounted for 23.6%, 19.2%, 14.9% and 13.6% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively.

  At the beginning of the tube production process, samples of incoming raw materials largely PVC resin and various additives, are inspected for conformity to specifications. Raw materials are mixed and blended and made into pellets, based on compounding formulae which vary depending on the characteristics, such as color, transparency and hardness, required for the product. The pellets are extruded into tubes, which undergo further processing such as hole punching, silk screen marking and anti-static coating, before samples of the new tubes are inspected for visible defects and tested for electrostatic discharge prior to shipment.

 TAPE-AND-REEL PRODUCTS

  The Company's tape-and-reel products may be used for the storage and transportation of SMT semiconductor devices such as TQFP, BGA, PLCC, SOJ (Small Outline Plastic "J" Bend), SOIC and other modules, as well as other products used in the electronics industry, such as connectors and sockets. Tape-and-reel carriers comprise three parts: reel, carrier tape and cover tape. The semiconductor devices and other products to be carried are placed in pockets formed in the carrier tape, which is sealed with cover tape and wound around reels for storage and transportation. The sale of reels, including recycled reels, accounted for 1.8%, 2.5%, 3.7% and 4.9% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively. The Company commenced sales of carrier tape in October 1996 and expects carrier tape, and reels in general, to represent an increasing proportion of the Company's product mix. The sale of carrier tape accounted for 4.7% of the Company's net sales in the nine months ended December 31, 1997.

  The production process for reels is similar to that for trays except that the raw material used in the production of reels is principally polystrene and that an additional process of ultrasonic welding is required following the injection molding process to weld two parts of the reel together. In the production of carrier tape, polystyrene, polyester or polycarbonate tape is purchased from suppliers in large rolls and slit to desired widths in-house. The carrier tape is formed by a combination of thermal, air pressure and hole punching processes, and thereafter the new carrier tape is inspected for visible defects prior to shipment. The Company purchases and then resells cover tape to its customers.

 OTHER PRODUCTS

  In addition to standard products in its three principal product lines, the Company also produces an array of "custom" products which include customer-specific designs of trays, tubes, reels, carrier tape and an assortment of other carriers. The Company also produces leadframe boxes and leadframe interleaves which are sold to leadframe suppliers for use in the storage and shipping of their products. Leadframes are sheets of metal, etched or stamped with various patterns of I/O leads which allow for interconnections between silicon chips and printed circuit boards. Leadframes are generally stored and transported in stacks, with individual leadframes separated by plastic or paper interleaves and the stack housed in plastic boxes. The sale of other products accounted for 9.5%, 8.5%, 9.3% and 14.4% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively.

 NEW PRODUCT DEVELOPMENT

  The Company is currently engaged in the study and development of new product lines, with an emphasis on packaging products designed for the carriage of high-value components related to the semiconductor and electronics industries. The Company undertakes on-going research and development efforts which emphasize the development of products and features that require precision engineering in order to better serve its customer base. The Company expanded its product lines from tubes to include matrix trays in 1992, reels in 1994 and carrier tape in 1996. The Company has developed new product features for its carrier tape products, such as the "enhanced pocket strength," "anti-reflective wall" and "high strength ring pedestal" features, for which the Company has patent applications pending in the United States. The "enhanced pocket strength" feature improves the vertical crush resistance of the pockets in the carrier tape by corrugating the vertical sidewalls of the pockets. The "high strength ring pedestal" feature improves the lateral crush resistance of the pockets in the carrier tape by means of a trapezoidal shaped pedestal and an annular ring at the bottom of the pocket. The "anti-reflective wall" feature enables the Company's customers to utilize more effectively their automated optical inspection equipment to inspect the semiconductor or electronic components placed in the carrier tape manufactured by the Company. By placing a chamfered corner in the carrier tape pocket, the feature reduces the amount of reflection which could interfere with the workings of the automated optical inspection equipment.

 RECYCLING PROGRAMS

  The Company conducts its collection operations through subsidiaries and independent contractors doing business using the trade name "SemiCycle." The Company recycles trays and reels collected from end users at approximately 550 locations in Asia, North America and Europe by the Company, and its independent contractors. In the United States, the Company purchases used trays and reels collected by The SemiCycle Foundation, a Texas non-profit corporation. See "Certain Transactions." Tube products, made largely of PVC, and carrier tape products, made largely of polystyrene, polyester and polycarbonate, are generally not recycled. Currently, approximately 2.5 million units, largely trays, are collected each month for recycling by the Company. The Company also purchases products for recycling from independent dealers.

  The Company maintains recycling programs through which used trays and reels, both those manufactured by the Company and those manufactured by others, are collected from end users. Typical end users include SMT and other types of assemblers of circuit boards and manufacturers of computers and other end products. The trays and reels collected are then transported principally to the Company's production facilities in Shenzhen, China where they undergo processing, including sorting, inspection, cleaning and anti-static coating, if appropriate. They are placed into inventory in the Company's warehousing facilities pending sale to customers. Recycled trays and reels that do not meet industry quality requirements or the Company's requirements are ground and reused in the manufacturing processes for new products using the Company's proprietary processes and production techniques.

  In some jurisdictions in which the Company's packaging products are sold or used, laws and regulations have been adopted or proposed with a view to promote, among other things, the recycling of packaging materials. In addition, the International Standard Organization (the "ISO") has incorporated environmental considerations in formulating its new ISO 14000 quality standards. The Company's recycling programs provide its customers with opportunities to select the packaging products that best meet their requirements in terms of cost and environmental preferences. The Company's recycling programs help its customers comply with environmental regulations and meet ISO standards in the area of environmental protection, principally in two ways. First, the Company provides a recycling alternative to the traditional disposal methods of landfill and incineration. Second, the Company's offerings of recycled products assist its customers in complying with or meeting "recycle-content" and "green product" regulations, standards or goals.

CUSTOMERS

  The Company had an average of approximately 142 customers in each of the twelve months in Fiscal 1997, including semiconductor companies as well as subcontract assembly and test companies. The Company also sells its products to manufacturers of connectors, sockets, passive components such as chip resistors and capacitors and other types of electronic components. In Fiscal 1997, the Company's top customers were ASAT, Texas Instruments, Silicon Systems, QPL, ASE, Symbios, Philips, Amkor-Anam, Analog Devices and IBM. ASAT, Texas Instruments, Silicon Systems and QPL were the only customers which individually accounted for more than 5% of the Company's net sales in Fiscal 1997. In the aggregate, the top ten customers accounted for 34.6%, 51.7%, 51.2% and 55.3% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively. The Company has received awards from customers such as Texas Instruments, Motorola, Hewlett-Packard, GEC Plessey and Lucent Technologies in recognition of the quality of its products and services.

  A significant portion of the Company's net sales have historically been and are expected to continue to be derived from ASAT, QPL and other companies in the QPL Holdings Group. ASAT, QPL and other companies in the QPL Holdings Group together accounted for approximately 2.2%, 20.9%, 16.1% and 14.8% of the Company's net sales in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively. EEMS has acted as the Company's sales agent in Europe since 1995. See "Risk Factors--Relationship with Principal Shareholder and Potential Conflicts of Interest."

PRICING

  The Company provides price quotations which contemplate the delivery of products within two weeks of the receipt of purchase orders. Higher prices are charged for shorter delivery time and any additional services required, such as local warehousing, special packaging provisions or special markings on the product. As a general policy, the Company prices its recycled products at a discount with respect to the price of corresponding new products.

SALES AND MARKETING

  The Company maintains five sales offices, located in Hong Kong; Singapore; Penang, Malaysia; Milpitas, California; and Austin, Texas, whereby direct sales are made to customers. In addition, the Company sells its products through eight sales agents located in Japan (four); Seoul, South Korea; Taipei, Taiwan; Rieti, Italy; and Shanghai, China.

  The Company's sales are generally made pursuant to purchase orders received from its customers. Therefore, the Company generally has no long-term agreements with or commitments from its customers for the purchase of products. While customers typically provide the Company with one- to two-month forecasts of their requirements, such forecasts are not binding.

  The following table sets forth the geographic distribution, by percentage, of the Company's net sales for the periods indicated. See Note 15 of Notes to Consolidated Financial Statements.

                                                             NINE MONTHS ENDED
                                   YEARS ENDED MARCH 31,       DECEMBER 31,
                                  -------------------------  ------------------
                                   1995     1996     1997      1996      1997
   North America.................    17.4%    20.1%    19.9%     17.0%     23.2%
   Hong Kong.....................    33.6     27.0     20.8      21.6      22.3
   Singapore.....................    10.5     10.8     15.2      15.6      12.6
   Malaysia......................     6.6      7.9      8.9      10.8       4.0
   Philippines...................    10.3     12.4     11.6       9.6      12.4
   Taiwan........................     1.7      3.8      8.9       9.7       9.6
   Japan.........................     4.9      4.5      5.7       5.9       5.9
   Thailand......................     5.6      4.7      5.3       5.4       4.3
   Korea.........................     3.9      1.5       --       0.7       0.3
   Others........................     5.5      7.3      3.7       3.7       5.4
                                  -------  -------  -------  --------  --------
                                    100.0%   100.0%   100.0%    100.0%    100.0%
                                  =======  =======  =======  ========  ========

DISTRIBUTION

  The Company maintains, either directly or through its sales representatives, a network of JIT warehouses located near the production facilities of its customers. The following table sets forth the locations of JIT warehouses maintained by the Company's local sales representatives or by the Company.

   ASIA                          NORTH AMERICA                          EUROPE
   Japan (seven)                 Milpitas, California                   Rieti, Italy
   Malaysia (five)               Austin, Texas                          Dublin, Ireland
   Shenzhen, China
   Shanghai, China
   Hong Kong
   Keelung, Taiwan
   Kaohsiung, Taiwan
   Bangkok, Thailand
   Manila, Philippines
   Singapore
   Seoul, South Korea

  The Company also offers drop shipment services for its products, which provide for the shipment of the Company's packaging products directly to end-users designated by the Company's customers. Since drop shipment eliminates the additional step of inspection by the customer prior to shipment to the end user, quality of service is an important consideration for the customers.

  Customers generally place purchase orders with the Company's sales office or sales agent near their location. The orders are then forwarded together with the requested shipping date to the Company's production facilities in Shenzhen, China via the Company's internal electronic mail system, with a copy to the Company's Hong Kong office for invoicing and accounting purposes. Employees at the Company's production facilities in Shenzhen, China generally respond to the local sales office upon receipt of the order with a committed shipping date. Full container sea freight, which includes most shipments to JIT warehouses maintained by the Company's local sales representatives or by the Company, is generally shipped from the Yantian port located near Shenzhen, China, while loose cargoes and air freight are generally transported to a warehouse in Hong Kong by trucks for onward shipment.

  The Company's office in Hong Kong is responsible for invoicing local sales offices and sales agents who in turn are responsible for the invoicing of customers and for the collection of payment.

RAW MATERIALS

  The raw materials used in the Company's production of trays and reels are polyarysulphone, polysulphone, polypropylene, high impact polystyrene and others. The principal raw material used in its production of tubes is PVC resin. The Company purchases rolls of polystyrene, polyester and polycarbonate tape for formation into carrier tape and purchases rolls of cover tape for resale to its customers.

  The raw materials used in the Company's production of trays and reels are generally available from various sources worldwide at similar prices. The Company purchases such materials principally from two suppliers located in the United States and Malaysia. The Company compounds raw materials with other materials in accordance with its proprietary processes and production techniques and formed by injection molding machines into trays. PVC resin is generally available from various sources worldwide at similar prices. The Company purchases PVC resin and certain additives used in the production of tubes principally from three suppliers located in Singapore, Japan and Germany. PVC resin is mixed and blended with various additives and made into pellets, based on compounding formulae which vary depending on the characteristics, such as color, transparency and hardness, required for the product. The Company purchases the polystyrene tape and polycarbonate tape used in its carrier tape production process, as well as cover tape, from two suppliers located in Japan and the United States.

  The Company generally purchases the various raw materials used in its production processes pursuant to purchase orders issued to suppliers one and a half months before the materials are delivered to the Company. The Company tries to maintain in Shenzhen, China inventories of raw materials for approximately two to three months of estimated production requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." From time to time, the Company makes strategic purchases of raw materials when it believes the prices are favorable. Recycled trays collected by the Company or by its agents and sold to the Company are initially accounted for as part of the Company's inventories of raw materials. Following sorting and processing, recycled trays are subsequently accounted for as part of the Company's inventories of finished products.

QUALITY ASSURANCE AND PROCESS CONTROL

  The Company maintains a quality assurance and process control department. Quality assurance and statistical process control procedures are performed at each major stage of production and include the inspection of raw materials, statistical process control at the injection molding (for trays and reels) and extrusion (for tubes) stages of production and the inspection and testing of finished products. The Company also conducts "qualification" procedures for its raw material suppliers. The Company believes that, in addition to its quality assurance and process control department, its in-house design and tooling facilities and compounding capabilities have enabled it to control the quality of its products and that such integrated quality assurance system enables the Company to ensure end-product integrity and maximize customer value.

  The Company's production facilities in Shenzhen, China were certified as meeting the ISO 9002 quality standards by the ISO in October 1994, and are subject to follow-up surveillance audits conducted semi-annually thereafter in accordance with normal ISO procedures. The ISO is an organization formed by delegates from member countries to establish international quality assurance standards for products and manufacturing processes. The certification process involves subjecting the Company's production processes and the quality management systems to review and surveillance for periods as long as nine months. The ISO 9002 certification is required by certain European countries in connection with sales of industrial products in such countries. In addition, such certification provides independent verification to the Company's customers as to the quality control in the Company's manufacturing processes and many of the Company's customers require ISO certification as a prerequisite for purchasing from the Company.

  The Company's production facilities are generally required to undergo a one- to two-month "qualification" process conducted by prospective customers before purchasing in volume from the Company. Such qualification processes often include on-site certification of the Company's production facilities by members of the customer's engineering and quality control staff. The Company's production facilities in Shenzhen, China have been qualified by customers such as Intel, Texas Instruments, Motorola and Toshiba.

COMPETITION

  The markets for the Company's products and services are highly competitive. The Company's products compete with similar products manufactured by other companies, some of which have substantially greater financial resources than the Company. See "Risk Factors--Competition."

  The Company competes in the markets for tray products, tube products and tape-and-reel products. The Company classifies its competitors as large diversified manufacturers, large single-product manufacturers and small local job-shop style manufacturers. Large diversified manufacturers are typically divisions of large multinational companies which compete with the Company in markets for more than one product. Large single-product manufacturers typically have international operations similar to those of the Company. Small local job-shop style manufacturers typically operate only within certain geographic regions, such as Taiwan and Singapore. The Company is not aware that any of its major competitors offers the range of products and services offered by the Company. The Company believes that it competes with large diversified manufacturers through its focus on serving the semiconductor and electronics industries, with large single-product manufacturers through its broad range of product offerings and with smaller local job-shop style manufacturers through its international organization which enables the Company to meet the requirements of multinational customers with several production facilities at various locations.

  The Company believes that the principal competitive factors in the markets for the Company's products and services are responsiveness and flexibility (including short delivery cycles and the ability to supply large quantities on short notice), price, product quality and range of products and services available.

PRODUCTION FACILITIES

  The Company's main production facilities are located in Shenzhen, China in a plant with a total floor space of approximately 305,000 square feet. The plant is equipped with injection molding machines, extruders, carrier tape machines, mixing machines, ultra-sonic welding machines and other machinery and equipment.

  In addition to its production facilities in Shenzhen, China, the Company also maintains production facilities located in Penang, Malaysia, with a total floor space of approximately 3,500 square feet, which process tubes extruded at the Company's Shenzhen facilities.

  The Company is planning further expansion of its production capacity in Shenzhen, China and has commenced the construction of an additional plant to be located approximately three miles from the existing production facilities. The new plant is expected to be operational by Fiscal 2000 and has a planned floor space of approximately 400,000 square feet. See "Risk Factors-- Management of Expansion."

  The Company maintains a tooling shop on the premises of its production facilities in Shenzhen, China which is capable of producing the molds used in the Company's production, dies and tooling for sale, and spare parts for equipment used in its production process. The in-house tooling machinery and equipment (including computer numeric control ("CNC") electronic discharge machines ("EDMs"), CNC wire cut machines, milling machines and miscellaneous lathes, planers, surface grinders and drill presses) account for approximately half of the Company's capital investment in its facilities in Shenzhen, China. As of December 31, 1997, the tooling shop, with a total floor space of approximately 80,000 square feet, employed 165 tool makers.

  The Company's existing facilities in Shenzhen, China are, and the Company's additional facilities in Shenzhen, China will be, operated pursuant to processing agreements with unaffiliated PRC companies. Such facilities are, or will be, located on land which is leased from the PRC government by Warden Development Ltd. ("Warden"), a wholly-owned subsidiary of the Company, under land use certificates and agreements with terms of fifty years. The buildings comprising the facilities are owned by Warden. The land and the buildings are in turn leased by Peak (HK) from Warden under a two-year lease commencing April 1995 which in April 1997 was automatically renewed for another two years on the same terms. The machinery and equipment in the facilities are owned by Peak (HK). Under current PRC law, all land belongs to the government, and individuals and enterprises may only lease land from the government.

  As of December 31, 1997, substantially all of the Company's fixed assets and inventories were located in the PRC. The operations of the Company's production facilities in Shenzhen, China may be adversely affected by changes in the laws and regulations of the PRC (or the interpretation thereof), such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. The Company's results of operations and financial condition may be adversely affected by changes in the PRC's political, economic and social conditions. See "Risk Factors--Concentration of Operations in the PRC."

ENVIRONMENTAL MATTERS

  The Company is subject to various laws, rules and regulations in the PRC regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. The Company believes that it is in substantial compliance with applicable laws, rules and regulations relating to the protection of the environment.

EMPLOYEES

  As of December 31, 1997, the Company had 148 employees at its offices located in Asia, North America and Europe. The Company's employees are not covered by any collective bargaining agreements. The Company has not experienced any strikes or work stoppages by its employees and believes that its relationship with its employees is good.

  Since June 1996, the Company has established defined contribution benefit plans for its employees in Hong Kong, and has made contributions to such plans based on 5.0% of the monthly base salaries of participating employees. The assets of such plans are held under provident funds managed by independent trustees. In addition, the Company makes contributions to employee retirement schemes as required by local authorities in certain jurisdictions, such as Singapore, in which the Company has operations. See Note 12 of Notes to Consolidated Financial Statements.

  The Company's existing production facilities in Shenzhen, China are operated by an unaffiliated PRC company pursuant to a processing agreement initially entered into in May 1987 and subsequently amended and renewed in May 1994 and December 1996. The processing agreement was entered into by the Company and the PRC company which was formed by the Shenzhen Municipal Longgang District Foreign Economic Service Company, a company controlled by the local government of the Longgang District of Shenzhen. The current term of the processing agreement expires on May 28, 2016. Under the processing agreement, the PRC company provides all of the personnel for the operation of the Company's existing facilities in Shenzhen, China and renders assistance in dealing with all matters relating to the import and export of raw materials and the Company's products. Such personnel are not employees of the Company. The Company agrees to pay each worker no less than a fixed sum each month, which is revised every two years, in addition to an annual fee to the PRC company (which has been waived for the current term of the agreement) based on the quantity of products manufactured each year. In October 1995, the Company entered into a similar processing agreement with another unaffiliated PRC company, which has a term of fifty years, for the operation of the Company's additional production facilities being constructed in Shenzhen, China. As of December 31, 1997, the personnel at the Company's production facilities in Shenzhen, China numbered approximately 1,840, including personnel in production and quality assurance and process control, warehousing and inventory control, tooling and molding, engineering and product development, and purchasing, financing and other support functions.

LEGAL PROCEEDINGS

  The Company is not involved in any legal proceedings which the Company believes would, individually or in the aggregate, have a material adverse effect on its results of operations or financial condition.

INSURANCE

  The Company maintains insurance policies covering risks of losses due to fire, flood and other natural disasters. The Company's insurance policies cover certain of its buildings, machinery and equipment, raw materials and inventory. The Company also maintains business interruption insurance. Significant damage to any of the Company's production facilities, whether as a result of fire or other causes, would have a material adverse effect on the Company's results of operations and financial condition. The Company is not insured against the loss of its key personnel.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Members of the Board of Directors of the Company are elected by the shareholders of the Company. At each annual general meeting one-third of the Directors for the time being shall retire from office by rotation provided that the Chairman of the Board shall not, while holding such office, be subject to retirement by rotation. A retiring Director shall be eligible for re-election. The Board of Directors of the Company appoints the executive officers of the Company.

  The following table sets forth information with respect to the directors and executive officers of the Company.

NAME                       AGE                     POSITION
Mr. T.L. Li...............  45 Chairman of the Board and Chief Executive Officer
Mr. Robin Nicholson.......  42 Director
Mr. Francis Leung.........  43 Director
Mr. Hon Ying Ng...........  44 Director
Mr. Kong Chi Wong.........  40 Director
Mr. Richard M. Brook......  38 President and Chief Operating Officer; Director
Mr. Jerry Mo..............  39 Chief Financial Officer and Controller; Director
Mr. Mao Shi Khoo..........  36 Vice President
Mr. Steve R. Dezso........  33 Vice President

  Mr. T.L. Li has served as Chairman and Chief Executive Officer of the Company since 1990 and, through his ownership of all of the outstanding shares of Luckygold, holds the majority of the Company's outstanding Shares. Mr. Li holds a Bachelor of Science degree in chemical engineering from the University of Wisconsin--Madison and has over 20 years of experience in the semiconductor industry. Mr. Li is the controlling shareholder of, and since 1981 has served as the Chairman of the Board of Directors of, QPL Holdings, a company whose shares are listed on The Stock Exchange of Hong Kong Limited ("The Hong Kong Stock Exchange"). Mr. Li also owns 100% of EEMS, a memory IC assembly and test business based in Italy. See "Certain Transactions." Mr. Li is the brother-in-law of Mr. Jerry Mo.

  Mr. Robin Nicholson is a senior partner of Richards Butler, a law firm practicing in Hong Kong and London. He is qualified as a solicitor in Hong Kong and England and has over 15 years of securities law experience. He is also director of a number of companies listed on The Hong Kong Stock Exchange including QPL Holdings and Evergo China Holdings Limited. Mr. Nicholson has been a director of the Company since January 1997.

  Mr. Francis Leung is a Director of BNP Prime Peregrine Securities Limited. He has over 17 years of experience in corporate finance. He is also a director of a number of companies listed on The Hong Kong Stock Exchange, including Beijing Enterprises Holdings Limited, Guangzhou Investment Company Limited, Shanghai Industrial Holdings Limited and Shum Yip Investment Limited. He has been a director of the Company since January 1997.

  Mr. Hon Ying Ng is a partner of Ng and Fang, a Hong Kong law firm. Mr. Ng holds a Bachelor of Arts degree from the University of Hong Kong. He was admitted to practice in Hong Kong in 1981. He commenced his own practice in 1983 and has been a partner of Ng and Fang since 1985. Mr. Ng has been a director of the Company since January 1997.

  Mr. Kong Chi Wong is a fellow member of the Association of Chartered Certified Accountants and an associated member of the Hong Kong Society of Accountants. He is a director of a number of companies listed on The Hong Kong Stock Exchange, including China Resources Beijing Land Limited, Yip's Hang Cheung

(Holdings) Limited, Le Saunda Holdings Limited, World Houseware (Holdings) Limited and Kee Shing (Holdings) Limited. Mr. Wong holds a Bachelor of Science degree in economics from the London School of Economics and Political Science. Mr. Wong has been a director of the Company since January 1997.

  Mr. Richard M. Brook has served as President and Chief Operating Officer of the Company since 1995. He holds a Bachelor of Science degree in mechanical engineering from the University of Saskatchewan and a Master of Science degree in Engineering Management from Southern Methodist University. Before joining the Company in 1991, Mr. Brook had over nine years of experience in the semiconductor industry as an engineering manager at Texas Instruments. He holds two patents on semiconductor packaging and wafer processing, and helped develop palladium plated lead frames which allow for the elimination of solder from the semiconductor assembly and test process.

  Mr. Jerry Mo has served as the Chief Financial Officer and Controller of the Company since 1996. He holds a Bachelor of Science degree in accounting and data processing from Leeds University in the United Kingdom. He is a fellow member of the Institute of Chartered Accountants in England & Wales and an associated member of the Institute of Chartered Accountants in Australia and the Hong Kong Society of Accountants. Mr. Mo joined the Company in November 1996. Prior to joining the Company, Mr. Mo worked as the Financial Controller for the Group Administration Division of Pacific Dunlop Ltd., a major industrial conglomerate in Australia, from 1992 to 1996. Mr. Mo is the brother-in-law of Mr. T.L. Li.

  Mr. Mao Shi Khoo has served as Vice President responsible for the manufacturing operations of the Company since 1995. He holds a Bachelor of Science degree in mechanical engineering from the University of Wisconsin. Mr. Khoo joined the Company in 1987. Prior to joining the Company, he worked for Advanced Micro Devices and Thomson-CSF from 1982 to 1987 in various audit and supervisory capacities.

  Mr. Steve R. Dezso has served as Vice President responsible for the United States operations of the Company since 1994. He holds a Bachelor of Science degree in electrical engineering from the University of Texas. Mr. Dezso joined the Company in 1992. Prior to joining the Company, Mr. Dezso worked as an electronics design engineer for E-Systems, as a design consultant and as a marketing manager for NVE.

BOARD COMMITTEES

  The Board of Directors formed a Compensation Committee and an Audit Committee in February 1997. The Compensation Committee makes recommendations to the Board of Directors relating to salaries and other compensation for the Company's directors, officers and employees and administers the Share Option Plan. The members of the Compensation Committee are Messrs. Nicholson, Leung, Ng and Wong.

  The Audit Committee reviews the results and scope of the annual audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal audit and control functions, and monitors transactions between the Company and its directors, officers, employees and other related parties. The members of the Audit Committee are Messrs. Ng and Wong.

COMPENSATION

  The aggregate compensation paid or accrued in Fiscal 1997 and the nine months ended December 31, 1997 to individuals serving as directors and executive officers of the Company, including bonuses and pension, retirement or similar benefits, was approximately $1.0 million and $0.8 million, respectively. Such compensation does not include dividends paid to Mr. T.L. Li in Fiscal 1997.

  In Fiscal 1997, none of the Company's directors and none of its executive officers received pension benefits as part of his compensation. The Company's contributions to such pension plans in Fiscal 1997 and the nine months ended December 31, 1997 amounted to $5,407 and $9,568, respectively.

SHARE OPTION PLAN

  The Company's executive share option plan (the "Share Option Plan") was adopted by the Board of Directors on March 18, 1997 and approved by the then sole shareholder on March 18, 1997.

  An aggregate of 700,000 Shares has been reserved for issuance under the Share Option Plan. Under the Share Option Plan, directors, officers, employees of, and advisors and consultants to, the Company or its affiliates may, at the discretion of the Compensation Committee of the Board of Directors which is responsible for administering the plan (the "Committee"), be granted options to purchase Shares at an exercise price determined by the Committee. The Committee has the discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant and vesting restrictions and other terms and conditions applicable to the exercise of any option. No participant in the Share Option Plan, however, may receive grants under the Share Option Plan in any calendar year which relate to more than 150,000 Shares. Under the Share Option Plan, the Committee may grant incentive stock options ("Incentive Stock Options"), non-qualified stock options, or both types of options. In the case of Incentive Stock Options, the terms and conditions of grants of such options comply with rules prescribed by
Section 422 of the United States Internal Revenue Code of 1986, as amended, and the regulations implementing such statute. Options granted under the Share Option Plan which are not Incentive Stock Options are non-qualified stock options. The Committee has the discretion to establish the exercise price per Share at the time each option is granted, which will not be less than the par value of a Share, except that in the case of an Incentive Stock Option, the exercise price will not be less than the fair market value of the underlying Shares on the date such option is granted. As of December 31, 1997, options relating to an aggregate of 539,446 Shares (150,314 of which Shares relate to options held by directors and officers of the Company) have been granted under the Share Option Plan at an exercise price equal to $12.00 per Share. Such options, if not exercised, will expire on March 17, 2007.

  The Board of Directors may amend or modify the Share Option Plan at any time. The Share Option Plan will terminate on March 17, 2007 unless sooner terminated by the Board of Directors.

                PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the ownership of Shares as of March 31, 1998 by (i) each person who is known by the Company to own more than 10.0% of its Shares and (ii) all directors and executive officers of the Company as a group.

                                                              SHARES OWNED AS
                                                             OF MARCH 31, 1998
                                                             -----------------
IDENTITY OF PERSON OR GROUP                                   NUMBER   PERCENT
Luckygold(1)................................................ 7,888,038  58.6%
All directors and executive officers as a group (9
 persons)(2)................................................ 7,888,038  58.6%

----------
(1)Mr. T.L. Li is the sole shareholder of Luckygold.
(2)Includes shares held by Mr. T. L. Li through Luckygold.

SELLING SHAREHOLDER

  Pursuant to the Contract, a specified number of Shares will be required to be delivered to the Trust by Luckygold upon exchange of the TrENDS, subject to the exercise of the Cash Settlement Alternative and certain other events more fully described in the Trust Prospectus. The following table sets forth certain information for Luckygold with respect to (i) its ownership of the Shares as of March 31, 1998 and (ii) the maximum number of Shares that may be delivered to the Trust by Luckygold pursuant to the Contract. Luckygold's beneficial ownership of the Shares will not change as a result of the Offering until and to the extent Luckygold delivers Shares to the Trust pursuant to the Contract.

                                                          MAXIMUM NUMBER OF
                                                          SHARES DELIVERABLE
                                                             TO THE TRUST
                                     SHARES OWNED AS OF    PURSUANT TO THE
                                       MARCH 31, 1998          CONTRACT
                                    -------------------- -----------------------
NAME OF SELLING SHAREHOLDER          NUMBER   PERCENTAGE  NUMBER      PERCENTAGE
Luckygold(1)....................... 7,888,038    58.6%   6,000,000(2)   44.6%

----------

(1) Mr. T.L. is the sole shareholder of Luckygold.

(2) The maximum number of Shares deliverable pursuant to the Contract does not include up to an additional 900,000 Shares which may be distributed by the Trust to the holders of TrENDS issued upon the exercise of the over-allotment option granted to the Underwriters of the TrENDS.

  As of the date of this Prospectus, 58.6% of the Shares are owned beneficially by Mr. T.L. Li through his ownership of all of the outstanding shares of Luckygold. Mr. T.L. Li is the Chairman and Chief Executive Officer of the Company. Luckygold has granted to the Underwriters of the TrENDS an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 900,000 additional TrENDS solely to cover over-allotments, if any. Mr. T.L. Li is also the controlling shareholder of, and since 1981 has served as the Chairman of the Board of Directors of, QPL Holdings. A significant portion of the Company's product sales has historically been and is expected to continue to be derived from transactions with companies in the QPL Holdings Group. See "Management--Directors and Executive Officers" and "Certain Transactions."

                             CERTAIN TRANSACTIONS

  Mr. T.L. Li through his beneficial ownership of all of the outstanding shares of Luckygold, is the majority shareholder of the Company. Mr. T.L. Li owns approximately 40.0% of the outstanding shares of QPL Holdings, a company incorporated under Bermuda law and listed on The Hong Kong Stock Exchange. QPL Holdings is a holding company of a group of semiconductor companies which includes QPL, ASAT, Newport Wafer-Fab Limited, Worltek International Limited and Talent Focus Industries Limited and provides a wide range of outsourcing services, including leadframe manufacturing, IC assembly and testing and silicon wafer fabrication. In the leadframe manufacturing area, QPL Holdings manufactures both etched leadframes through QPL as well as stamped leadframes through Talent Focus Industries Limited, both based in Hong Kong. In the IC assembly and test area, QPL Holdings acquired ASAT in Hong Kong in 1989 and ASAT S.A. in France in 1993, and founded ASAT (U.K.) Ltd. in the United Kingdom in 1993. In addition, Worltek International Limited, a United States subsidiary of QPL Holdings, acts as sales agent for both QPL and ASAT, and provides IC testing services. In the wafer foundry area, QPL Holdings acquired Newport Wafer-Fab Limited in the United Kingdom through a two-step acquisition in 1992 and 1995. Mr. T.L. Li also owns 100% of the outstanding shares of EEMS, a memory IC assembly and test business based in Italy which acts as the Company's sales agent in Europe. See "Management."

  A significant portion of the Company's product sales has historically been and is expected to continue to be made to companies controlled by Mr. T.L. Li, which include QPL, ASAT and other subsidiaries of QPL Holdings. Product sales of the Company to the subsidiaries of QPL Holdings totaled approximately $0.8 million, $11.5 million, $9.3 million and $7.9 million in Fiscal 1995, Fiscal 1996, Fiscal 1997 and the nine months ended December 31, 1997, respectively, which represented approximately 2.2%, 20.9%, 16.1% and 14.8% of the Company's net sales in the respective periods. QPL and ASAT are customers of the Company and may engage in transactions from time to time with the Company that are material to the Company.

  In January 1995 and February 1995, the Company purchased certain fixed assets from ASAT at a total net book value of $0.6 million, which it resold to EEMS at the same net book value in February 1995. In November 1995, the Company purchased certain fixed assets from ASAT at a net book value of $0.3 million, which it resold to EEMS at the same net book value in November 1995.

  In the United States, the Company purchases used trays and reels collected by The SemiCycle Foundation, a Texas non-profit corporation which is a publicly supported organization exempt from federal income tax, as part of its recycling program. The Company leases office space and provides certain administrative and accounting services to The SemiCycle Foundation and has in the past advanced loans to such foundation to help meet its cash requirements. See Note 14 of Notes to Consolidated Financial Statements. Mr. Richard M. Brook, President and Chief Operating Officer of the Company, and Mr. Steve R. Dezso, Vice President of the Company responsible for United States operations, served as directors of The SemiCycle Foundation when it was organized in October 1995. Mr. Brook resigned as a director of The SemiCycle Foundation in December 1996.

  Before the Company's initial public offering in June 1997, Mr. T.L. Li advanced short-term shareholder loans to the Company upon request to help meet its cash requirements, both in his personal capacity and through companies owned by him, such as Six Sigma Finance Limited, a Hong Kong company. See Note 14 of Notes to Consolidated Financial Statements. As of March 31, 1995, 1996 and 1997, the amount of such loans outstanding was $6.5 million, $10.5 million and nil, respectively. Mr. T.L. Li no longer makes shareholder loans to the Company. In addition, before the Company's initial public offering in June 1997, Mr. T.L. Li guaranteed bank loans and overdrafts for the benefit of the Company. As of March 31, 1995, 1996 and 1997, the aggregate amount of such bank loans and overdrafts was $8.7 million, $8.7 million and $21.2 million, respectively. Mr. T.L. Li no longer guarantees such bank loans or overdrafts. Neither the Company's ability to obtain bank financing nor its cost of funds has been materially affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 7 and 14 of Notes to Consolidated Financial Statements.

  The Company reviews related party transactions on an ongoing basis and utilizes the Audit Committee of its Board of Directors for the review of potential conflicts of interest where appropriate. The Company's policy is to conduct transactions with its affiliates, including the companies in the QPL Holdings Group and The SemiCycle Foundation, on an arms-length basis.

                           DESCRIPTION OF THE SHARES

  The authorized share capital of the Company consists of 100,000,000 Shares. As of the date of this Prospectus, there are 13,461,538 Shares outstanding, and such number will remain unchanged upon completion of the Offering (assuming no exercise of options issued pursuant to the Company's Share Option
Plan). Set forth below is a description of the Shares, including summaries of material relevant provisions of the Company's Memorandum of Association, Bye-laws and the Companies Act 1981 of Bermuda. These summaries do not purport to be complete and are qualified in their entirety by reference to the full Memorandum of Association and Bye-laws which have been filed (or incorporated by reference) as exhibits to the Registration Statement of which this Prospectus forms a part.

GENERAL

  As of the date of this Prospectus, all the issued Shares are fully paid and non-assessable. Authorized but unissued Shares may be issued at any time and at the discretion of the Board of Directors without the approval of the shareholders of the Company with such rights, preferences and limitations as the Board may determine. Certificates representing Shares are issued in registered form. Shareholders of the Company who are non-residents of Bermuda for exchange control purposes may freely hold and vote their Shares. The shareholders are not entitled to any preemptive, sinking fund or redemption rights.

VOTING RIGHTS

  Subject to any special rights or restrictions as to voting for the time being attached to any Shares by or in accordance with the Bye-laws, at any general meeting on a show of hands, every shareholder who is present in person by proxy shall have one vote and on a poll every shareholder present in person or by proxy shall have one vote for every fully paid Share of which he is the holder. Most matters to be approved by holders of Shares require approval by a simple majority vote of the Shares represented at the shareholders meeting. A resolution passed by a majority of not less than three-fourths of votes cast by the holders of the Shares as, being entitled so to do, vote in person or by proxy at a general meeting is required to approve a merger or amalgamation with another company. Shareholders do not have cumulative voting rights. Shareholders have the power to elect directors, appoint auditors and make changes in the amount of authorized share capital of the Company. Any change in the rights relating to the Shares requires the adoption of a resolution by the holders of a majority of the Shares at a duly held meeting of the shareholders of the Company or, if by written consent, by the holders of at least 75% of the Shares. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting, by at least three shareholders who are present in person or by proxy for the time being entitled to vote at the meeting, or by shareholders who are present in person or by proxy and who hold an aggregate amount of Shares (a) which represent at least 10% of the voting right of Shares entitled to vote at the meeting or (b) as to which the total paid up sum on such Shares is equal to at least 10% of the total paid up sum on all Shares entitled to vote at the meeting.

  A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy representing not less than one-third in nominal value of the total issued Shares. Shareholders' meetings are convened upon advance notice of at least 14 days.

DIVIDENDS

  The shareholders are entitled to receive on a pro rata basis such dividends when, as and if declared by the Board of Directors of the Company or shareholders in a general meeting. Dividends may be paid only in accordance with the Companies Act 1981 of Bermuda which provides that dividends and other distributions to shareholders may not be paid if there are reasonable grounds for believing that (a) the Company is, or would after the dividend payment be, unable to pay its liabilities as they become due or (b) the realizable value of the Company's assets after such payment would be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Rights to dividends and distributions that have not been claimed within six years after the date on which they were declared revert to the Company.

WINDING UP

  If the Company is wound up, the liquidator may, with the sanction of a resolution of shareholders, divide among the shareholders in specie or in kind the whole or any part of the assets of the Company and may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, provided that a shareholder shall not be compelled to accept any Shares or other securities which would subject such shareholder to liability.

POTENTIAL DIFFICULTIES IN PROTECTING SHAREHOLDER RIGHTS

  The Company's corporate affairs are governed by its Memorandum of Association and Bye-laws and by the laws governing corporations incorporated in Bermuda. The rights of shareholders of the Company and the responsibilities of members of the Company's Board of Directors under Bermuda law are different from those applicable to a corporation incorporated in the United States and, therefore, the shareholders of the Company may have more difficulty in protecting their interests in connection with actions by the management, members of the Company's Board of Directors or controlling shareholders of the Company than they would as shareholders of a corporation incorporated in the United States.

MISCELLANEOUS

  Certificates for Shares registered in the names of two or more persons may be delivered to any one of them named in the share register, and if two or more such persons tender a vote, the votes of the person whose name first appears in the share register will be accepted to the exclusion of any other. All notices to joint shareholders and, save as otherwise directed by the joint holders of Shares, all checks or warrants for dividend payments, will be sent to the joint holder whose name stands first in the registrar of members. Under Bermuda law and the Company's Memorandum of Association and Bye-laws, shareholders do not have preemptive rights.

  The Transfer Agent and Registrar for the Shares is ChaseMellon Shareholder Services, L.L.C.

LISTING

  Effective October 31, 1997, the Shares began to trade on the Nasdaq National Market under the symbol "PEAKF". Prior to October 31, 1997, the Shares traded on Nasdaq under the symbol "PITLF".

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial numbers of Shares in the public market (including 700,000 Shares issuable upon the exercise of outstanding options under the Share Option Plan) could adversely affect market prices prevailing from time to time. Upon completion of the Offering, the Company will continue to have approximately 13.5 million Shares outstanding, assuming no exercise of options issued pursuant to the Share Option Plan. Of these outstanding Shares, approximately 11.6 million Shares (approximately 12.5 million Shares if the over-allotment option granted to the Underwriters of the TrENDS is exercised in full), including the Shares covered hereby if and to the extent transferred to nonaffiliates of the Company in the Exchange, will be freely tradeable within the United States without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining Shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of contractual restrictions described below and provisions of Rules 144 and 701, additional Shares will be available for sale in the public market by the Selling Shareholder and certain officers and directors of the Company upon expiration of the lock-up agreements 180 days after the date hereof. See "Underwriting."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of Shares then outstanding (which will equal 134,615 Shares immediately after the Offering), or (ii) the average weekly trading volume of the Shares on the Nasdaq National Market during the four calendar weeks preceding the filing of notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the Shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  In addition, any employee, officer or director of or consultant to the Company who purchased Shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits an Affiliate to sell Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-Affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date hereof before selling such shares.

  The Company has registered all Shares issued or issuable pursuant to the Share Option Plan on Form S-8 under the Securities Act. See "Management--Share Option Plan." Accordingly, these Shares will, subject to Rule 144 volume limitations applicable to an Affiliate, be available for sale in the open market, except to the extent that such Shares are subject to vesting restrictions with the Company or the contractual restrictions described above. As of December 31, 1997, options relating to an aggregate of 539,446 Shares have been granted under the Company's Share Option Plan at an exercise price equal to $12.00 per Share.

                                   TAXATION

  The following is a summary of certain Bermuda and United States federal income tax considerations for purchasers of Shares pursuant to the Offering. This summary does not discuss all aspects of taxation which may be important to particular investors in light of their individual investment circumstances, such as Shares held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers and tax-exempt organizations) or to persons who will hold the Shares as a position in a "straddle" or as part of a "hedging" transaction or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. This discussion is not exhaustive of all possible tax considerations and potential investors are urged to consult their tax advisors regarding the overall tax consequences of the purchase, ownership and disposition of the Shares.

BERMUDA TAXATION

  In the opinion of Conyers Dill & Pearman, Bermuda counsel of the Company, the following discussion correctly describes certain tax consequences of the ownership of Shares under Bermuda law.

  The Company is incorporated in Bermuda. Under current Bermuda law, the Company is not subject to tax on income or capital gains, and no Bermuda withholding tax will be imposed upon payments of dividends by the Company to its shareholders. Furthermore, the Company has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an assurance that, in the event that Bermuda enacts any legislation imposing any tax computed on profits or income or on any capital asset, gain or appreciation, or any tax in the nature of an estate duty or inheritance tax, the imposition of such tax shall not be applicable to the Company or any of its operations, nor to the shares, debentures or other obligations of the Company until March 28, 2016. This assurance does not, however, prevent the imposition of any Bermuda tax payable in relation to any land in Bermuda leased to the Company or to persons ordinarily resident in Bermuda.

  As an exempted company, the Company is liable to pay to the Bermuda government an annual registration fee not exceeding Bermuda dollars 25,000 per annum calculated on a sliding scale basis by reference to its authorized share capital plus any share premium.

UNITED STATES FEDERAL INCOME TAXATION

  The following is a summary of certain United States federal income tax considerations for purchasers of Shares pursuant to the Offering and is for general information purposes only. This summary is based upon existing United States federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss any state or local tax considerations. In addition, except to the extent described below, this summary does not discuss the tax consequences to investors who are not "U.S. Holders" (as defined below). This summary assumes that investors will hold their Shares as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income and other tax considerations of the purchase, ownership and disposition of the Shares.

  For purposes of this summary, a "U.S. Holder" is a beneficial owner of Shares that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes without regard to the source of its income or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

 U.S. HOLDERS

  Dividends

  Any cash distributions paid by the Company out of earnings and profits, as determined under United States federal income tax principles, will be subject to United States federal income tax as ordinary dividend income and will be includible in the gross income of a U.S. Holder when such distributions are received in an amount equal to the gross amount (i.e., before any withholding taxes) of the dividend. Cash distributions in excess of the earnings and profits of the Company will be treated as a return of capital to the extent of the U.S. Holder's adjusted tax basis in its Shares, which will not be subject to tax, and thereafter as gain from the sale or exchange of a capital asset. Dividends paid in Bermuda dollars will be includible in income in a United States dollar amount based on the United States dollar-Bermuda dollar exchange rate prevailing at the time of receipt of such dividends regardless of whether payment is in fact converted into United States dollars at that time. Such dividend income will constitute foreign source income for United States federal income tax credit purposes and will not be eligible for the dividends received deduction allowed to corporations.

  Sale or Other Taxable Disposition

  A U.S. Holder will recognize capital gain or loss upon the sale, exchange or other taxable disposition (collectively, a "disposition") of Shares in an amount equal to the difference between the amount realized upon such disposition and the U.S. Holder's adjusted tax basis in such Shares. Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual holder upon the disposition of Shares that have been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by a holder upon the disposition of Shares that have been held for more than 12 months but for not more than 18 months will be subject to tax at a rate not to exceed 28%, and net capital gain recognized from the disposition of Shares that have been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate holder will be subject to tax at the ordinary income tax rates applicable to corporations.

  Capital gain recognized upon the disposition of Shares will generally be treated as United States source income for United States federal income tax purposes. Under current law, it is unclear whether any capital loss recognized upon the disposition of Shares would be treated as foreign or United States source loss for United States federal income tax purposes.

 FOREIGN PERSONAL HOLDING COMPANY RULES

  The Company would be a foreign personal holding company ("FPHC") for any taxable year in which, at any time during the year, more than 50% of the voting power or value of the Company's stock is owned, directly or pursuant to rules of attribution, by or for five or fewer individuals who are citizens or residents of the United States ("U.S. Group").

  Upon completion of the Offering, Mr. T.L. Li will be treated as owning 58.6% of the outstanding Shares for purposes of the FPHC rules. If Mr. Li or his spouse were to become a U.S. citizen or resident, Shares owned by Mr. Li would be taken into account in determining the existence of a U.S. Group. Moreover, if a member of Mr. Li's family, or any individual partner of any partnership of which if Mr. Li is a partner, were to own one or more Shares and were or were to become a U.S. citizen or resident, Shares considered owned by Mr. Li would be considered owned by such family member or partner in determining the existence of a U.S. Group. Although the Company believes that no U.S. Group presently exists, there can be no assurance that a U.S. Group will not exist in the future. The Company does not intend to assess whether a U.S. Group exists in any taxable year.

  If the Company were a FPHC, each U.S. Holder who, or that, owned Shares on the last day of the Company's taxable year, or, if earlier, the last day of its taxable year on which a U.S. Group existed with respect to the Company, would be required to include in gross income, as a dividend, such U.S. Holder's pro rata share of the Company's undistributed taxable income, subject to certain adjustments. In addition, an individual U.S.

Holder who acquires Shares from a decedent would be denied the step-up of tax basis of such Shares to fair market value on the decedent's date of death which would otherwise be available and instead would have a tax basis equal to the lower of fair market value or the decedent's tax basis.

 NON-U.S. HOLDERS

  Dividends received or any gains recognized on the disposition of Shares by an investor which is not a U.S. Holder will not be subject to U.S. federal income taxation unless such dividends or gains are treated as effectively connected with the conduct by such holder of a trade or business in the United States or, in the case of gains derived by an individual, such individual is present in the United States for 183 days or more and certain other requirements are satisfied.

                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

  The Company has been designated as non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority, whose permission for the free transferability of the Shares has been obtained subject to the Shares being listed on the Nasdaq National Market.

  IT MUST BE DISTINCTLY UNDERSTOOD THAT, IN GRANTING SUCH PERMISSION, THE BERMUDA MONETARY AUTHORITY WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY SCHEMES OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.

  The transfer of Shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of Shares within the current authorized share capital of the Company after the completion of the Offering to or by such persons may be effected without specific consent under the Exchange Control Act 1972 and regulations thereunder subject to such Shares being listed on the Nasdaq National Market. Issues and transfers of Shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

  There are no limitations on the rights of holders of the Shares who are non-resident in Bermuda for exchange control purposes to hold or vote their Shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of the Shares, other than in respect of local Bermuda currency. The Company does not anticipate that it will transact business or make payments of dividends or other distributions in the local Bermuda currency.

  In accordance with Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example, as trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect to the proper administration of any such trust.

  Upon completion of the Offering, Luckygold will continue to be the registered shareholder of the Shares covered hereby and will retain all shareholders' rights with respect to such Shares. The Company will not recognize the Trust as the beneficial owner of the Shares covered hereby and will not take notice of any other trust applicable to any other of its Shares whether or not it has notice of such trust.

  As an exempted company, the Company is exempted from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company the Company may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years), (2) the taking of mortgages on land in Bermuda to secure an amount in excess of 50,000 Bermuda dollars without the consent of the Minister of Finance of Bermuda, (3) the acquisition of any bonds or debentures secured on any land in Bermuda except bonds or debentures issued by the Bermuda government or a public authority or (4) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

                                 UNDERWRITING

  The following accurately summarizes information provided to the Company by the Selling Shareholder on May 13, 1998. The Company has not independently verified the accuracy of any of such information. Recipients of this Prospectus are advised to consult the Trust Prospectus and/or the related registration statement filed by the Trust (including any exhibits thereto) concerning any and all of the matters addressed hereunder. The Company is not a party to the Contract and has no obligation thereunder or with respect to the TrENDS, which are securities of the Trust and are not securities of the Company.

  The Company is advised that it is the investment objective of the Trust to distribute to the holders of the TrENDS on the Exchange Date a specified number of Shares. The Company is advised that pursuant to the terms of the Contract, the Selling Shareholder, which is an affiliate of the Company as defined in the Securities Act, is obligated to deliver to the Trust immediately prior to the Exchange Date a number of Shares covered by this Prospectus equal to the number required by the Trust in order to exchange all of the TrENDS (including TrENDS issued pursuant to the over-allotment option of the Underwriters of the TrENDS) on the Exchange Date in accordance with its investment objective, subject to the Selling Shareholder's exercise of the Cash Settlement Alternative or the delivery of cash and/or marketable securities in certain circumstances. As a result of purchasing Shares from an affiliate of the Company and the delivery of such Shares to holders of TrENDS on the Exchange Date pursuant to the terms of the Contract, the Trust may be deemed an "underwriter" of the Shares as defined in the Securities Act. In such event, the Trust may be subject to certain liabilities under the Securities Act with respect to the information in this Prospectus. The Trust will not receive any compensation as an underwriter in connection with the distribution of Shares pursuant to the Contract.

  Each of the Company, the Selling Shareholder and Mr. T.L. Li has agreed to indemnify the Trust and the Underwriters of the TrENDS against certain liabilities, including liabilities under the Securities Act, with respect to the information in this Prospectus (including the documents incorporated by reference herein), other than information furnished to the Company in writing by the Trust or the Underwriters of the TrENDS expressly for use herein.

  The Company, Mr. T.L. Li through Luckygold and the executive officers and directors of the Company have agreed they will not offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Shares or any securities convertible into or exercisable or exchangeable for such Shares or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any such Shares, except to the Underwriters of the TrENDS, for a period of 90 days from the date hereof, subject to certain exceptions for pledges and, in the case of the Company, the grant and exercise of employee stock options and certain other exceptions, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Following the expiration of such lock-up periods, such Shares will be eligible for resale, subject to the registration requirements under the Securities Act.

  Until the distribution of the TrENDS is completed, rules of the Commission may limit the ability of the Underwriters of the TrENDS and any selling group members to bid for and purchase the TrENDS or the shares of Common Stock. As an exception to these rules, the Underwriters of the TrENDS are permitted to engage in certain transactions that stabilize the price of the TrENDS or the Common Stock. Such transactions consist of bids or offers for the purpose of pegging, fixing or maintaining the price of the TrENDS or the Common Stock.

  If the Underwriters of the TrENDS create a short position in the TrENDS in connection with the offering of the TrENDS, i.e., if they sell more TrENDS than are set forth on the cover page of the Trust Prospectus, the

Underwriters of the TrENDS may reduce that short position by purchasing TrENDS in the open market. The Underwriters of the TrENDS may also elect to reduce any short position by exercising all or part of the over-allotment option granted by the Trust.

  The Underwriters of the TrENDS may also impose a penalty bid on certain Underwriters of the TrENDS and selling group members. This means that if the Underwriters of the TrENDS purchase TrENDS in the open market to reduce the short position of the Underwriters of the TrENDS or to stabilize the price of the TrENDS, they may reclaim the amount of the selling concession from the Underwriters of the TrENDS and any selling group members who sold those TrENDS as part of the offering of the TrENDS.

  The purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of such securities.

  Neither the Trust nor any of the Underwriters of the TrENDS makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the TrENDS or on the Common Stock. In addition, neither the Trust nor any of the Underwriters of the TrENDS makes any representation that the Underwriters of the TrENDS will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The TrENDS will be distributed pursuant to the Trust Prospectus as described under the caption "Underwriting" therein.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offering will be passed upon for the Company, Luckygold and Mr. T.L. Li by Skadden, Arps, Slate, Meagher & Flom LLP, Hong Kong and New York, New York, Conyers Dill and Pearman, BVI and Bermuda, and Richards Butler. In rendering such opinions, Skadden, Arps, Slate, Meagher & Flom LLP may rely with respect to certain matters of Bermuda law on the opinion of Conyers Dill and Pearman and, with respect to certain matters of Hong Kong law, on the opinion of Richards Butler. Mr. Robin Nicholson, a partner of Richards Butler, is also a director of the Company.

                                    EXPERTS

  The consolidated financial statements as of March 31, 1997 and for the year then ended included in this Prospectus have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements as of March 31, 1995 and 1996 and for each of the two years in the period ended March 31, 1996 included in this Prospectus have been audited by BDO Binder, independent auditors, as stated in their report appearing herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
Independent Auditors' Report on the Consolidated Financial Statements for
 the year ended March 31, 1997 ..........................................  F-2
Independent Auditors' Report on the Consolidated Financial Statements for
 the years ended March 31, 1995 and 1996 ................................  F-3
Consolidated Balance Sheets at March 31, 1995, 1996 and 1997 and
 (unaudited) December 31, 1997 ..........................................  F-4
Consolidated Statements of Income for the years ended March 31, 1995,
 1996 and 1997 and (unaudited) the nine months ended December 31, 1996 and 1997 ...............................................................  F-5
Consolidated Statements of Shareholders' Equity for the years ended March
 31, 1995, 1996 and 1997 and (unaudited) the nine months ended December
 31, 1997 ...............................................................  F-6
Consolidated Statements of Cash Flows for the years ended March 31, 1995,
 1996 and 1997 and (unaudited) the nine months ended December 31, 1996 and 1997 ...............................................................  F-7
Notes to Consolidated Financial Statements...............................  F-8

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Peak International Limited

  We have audited the accompanying consolidated balance sheet of Peak International Limited and subsidiaries as of March 31, 1997 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Peak International Limited and subsidiaries at March 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu
Hong Kong
May 26, 1997

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Peak International Limited

  We have audited the accompanying consolidated balance sheets of Peak International Limited and subsidiaries as of March 31, 1995 and 1996 and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the two-year period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards applicable in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peak International Limited and subsidiaries as of March 31, 1995 and 1996 and its consolidated results of operations and consolidated cash flows for each of the years in the two-year period ended March 31, 1996 in conformity with accounting principles generally accepted in the United States of America.

BDO Binder
Hong Kong
March 19, 1997

                           PEAK INTERNATIONAL LIMITED
                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                 MARCH 31,
                                          ------------------------- DECEMBER 31,
                                    NOTE   1995     1996     1997       1997
                                                                    (UNAUDITED)
              ASSETS
Current assets:
  Cash and cash equivalents........       $ 1,828  $   924  $ 1,814   $ 6,679
  Investment--held to maturity.....           --       100      100    11,003
  Short-term marketable
   securities......................   3       --       --     1,129       --
  Accounts receivable--trade.......         6,823    8,531   10,251    10,271
  Inventories......................   4    11,245   14,609   22,053    26,176
  Other receivables, deposits and
   prepayments.....................         1,962    1,082    1,348     2,697
  Amounts due from related
   companies.......................  14       714    1,058    1,356     2,277
  Prepaid income taxes.............           252      --       --        --
                                          -------  -------  -------   -------
      Total current assets.........        22,824   26,304   38,051    59,103
Deposits for acquisition of
 property, plant and equipment.....            99      --       --        --
Property, plant and equipment,
 net...............................   5    11,453   12,119   15,744    24,912
Long-term marketable securities....   6       834      --       --        --
                                          -------  -------  -------   -------
      Total assets.................       $35,210  $38,423  $53,795   $84,015
                                          =======  =======  =======   =======
   LIABILITIES AND SHAREHOLDERS'
              EQUITY
Current liabilities:
  Bank borrowings:                    7
    --overdrafts and invoice
     financing.....................       $ 1,990  $ 3,482  $ 9,208   $   582
    --bills payable................         6,743    5,183    5,489       --
    --other short-term loans.......           --       --     6,473       --
                                          -------  -------  -------   -------
                                            8,733    8,665   21,170       582
  Accounts payable:
    --trade........................         1,691    1,200    1,767     3,321
    --property, plant and
     equipment.....................         3,486      922       70     1,330
  Accrued liabilities and
   deposits........................         1,883    1,910    1,356     2,547
  Income taxes payable.............           --       811    2,477     3,766
  Amounts due to related
   companies.......................  14     2,140       23      309       316
  Amount due to shareholder........  14     5,146   10,491      --        --
                                          -------  -------  -------   -------
      Total current liabilities....        23,079   24,022   27,149    11,862
Deferred income taxes..............  11       430      441      374       437
Commitments and contingencies        13
Shareholders' equity:
  Common stock, $0.01 par value;
   100,000,000 shares authorized,
   10,461,538 shares issued and
   outstanding at March 31, 1995,
   1996 and 1997, and (unaudited)
   13,461,538 shares issued and
   outstanding at December 31,
   1997............................           105      105      105       135
  Additional paid-in capital.......         2,564    2,564    2,564    34,034
  Retained earnings................         9,529   11,300   23,523    38,262
  Cumulative translation
   adjustment......................            (9)      (9)      21      (715)
  Unrealized holding (losses)/gains
   on marketable securities........  3&6     (488)     --        59       --
                                          -------  -------  -------   -------
      Total shareholders' equity...        11,701   13,960   26,272    71,716
                                          -------  -------  -------   -------
      Total liabilities and
       shareholders' equity........       $35,210  $38,423  $53,795   $84,015
                                          =======  =======  =======   =======

   The accompanying notes are an integral part of these financial statements.

                           PEAK INTERNATIONAL LIMITED
                       CONSOLIDATED STATEMENTS OF INCOME
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       NINE MONTHS ENDED
                                      YEARS ENDED MARCH 31,              DECEMBER 31,
                                 ----------------------------------  ----------------------
                            NOTE    1995        1996        1997        1996        1997
                                                                          (UNAUDITED)
Net sales:
  --third parties.........          $34,339     $43,467     $47,910     $33,934     $45,093
  --related companies.....   14         776      11,477       9,684       7,241       8,446
                                    -------     -------     -------     -------     -------
                                     35,115      54,944      57,594      41,175      53,539
Cost of goods sold........          (27,593)    (33,931)    (32,676)    (23,605)    (29,496)
                                    -------     -------     -------     -------     -------
Gross profit..............            7,522      21,013      24,918      17,570      24,043
Operating expenses:
  General and
   administrative and
   research and
   development............           (2,616)     (5,385)     (4,730)     (3,720)     (4,464)
  Selling and marketing...           (1,802)     (3,294)     (4,198)     (3,015)     (4,181)
                                    -------     -------     -------     -------     -------
Income from operations....            3,104      12,334      15,990      10,835      15,398
Other income, net.........    8         234       1,133          83          18         471
Interest income...........    9           4          15         105          53         592
Interest expense..........   10        (409)       (765)     (1,425)       (778)       (390)
                                    -------     -------     -------     -------     -------
Income before income
 taxes....................   11       2,933      12,717      14,753      10,128      16,071
Provision for income
 taxes....................   11        (192)     (1,227)     (1,236)       (902)     (1,332)
                                    -------     -------     -------     -------     -------
Net income................          $ 2,741     $11,490     $13,517     $ 9,226     $14,739
                                    =======     =======     =======     =======     =======
Earnings per share
  Basic...................          $  0.26     $  1.10     $  1.29     $  0.88     $  1.17
                                    =======     =======     =======     =======     =======
  Diluted.................          $  0.26     $  1.10     $  1.29     $  0.88     $  1.16
                                    =======     =======     =======     =======     =======
Weighted average number of
 shares outstanding
 (basic)..................       10,461,538  10,461,538  10,461,538  10,461,538  12,588,811
                                 ==========  ==========  ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                           PEAK INTERNATIONAL LIMITED
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              UNREALIZED
                                                                CUMULATIVE     HOLDING
                           COMMON STOCK    ADDITIONAL           TRANSLATION GAINS/(LOSSES)
                         -----------------  PAID-IN   RETAINED  ADJUSTMENT  ON MARKETABLE
                           SHARES   AMOUNT  CAPITAL   EARNINGS    ACCOUNT     SECURITIES    TOTAL
Balance at March 31,
 1994................... 10,461,538  $105   $ 2,564   $ 6,788      $   4        $(206)     $ 9,255
Net income for the
 year...................        --    --        --      2,741        --           --         2,741
Foreign currency
 translation............        --    --        --        --         (13)         --           (13)
Increase in unrealized
 holding losses for
 the year...............        --    --        --        --         --          (282)        (282)
                         ----------  ----   -------   -------      -----        -----      -------
Balance at March 31,
 1995................... 10,461,538   105     2,564     9,529         (9)        (488)      11,701
Net income for the
 year...................        --    --        --     11,490        --           --        11,490
Dividend of $0.93 per
 share..................        --    --        --     (9,719)       --           --        (9,719)
Holding losses realized
 during the year upon
 disposal...............        --    --        --        --         --           488          488
                         ----------  ----   -------   -------      -----        -----      -------
Balance at March 31,
 1996................... 10,461,538   105     2,564    11,300         (9)         --        13,960
Net income for the
 year...................        --    --        --     13,517        --           --        13,517
Dividend of $0.12 per
 share..................        --    --        --     (1,294)       --           --        (1,294)
Foreign currency
 translation............        --    --        --        --          30          --            30
Increase in unrealized
 holding gain for
 the year...............        --    --        --        --         --            59           59
                         ----------  ----   -------   -------      -----        -----      -------
Balance at March 31,
 1997................... 10,461,538   105     2,564    23,523         21           59       26,272
Net income for the nine
 months ended December
 31, 1997 (Unaudited)...        --    --        --     14,739        --           --        14,739
Issue of common stock
 (Unaudited)............  3,000,000    30    31,470       --         --           --        31,500
Foreign currency
 translation
 (Unaudited)............        --    --        --        --        (736)         --          (736)
Holding gain realized
 for the nine months
 ended December 31, 1997
 upon disposal
 (Unaudited)............        --    --        --        --         --           (59)         (59)
                         ----------  ----   -------   -------      -----        -----      -------
Balance at December 31,
 1997 (Unaudited)....... 13,461,538  $135   $34,034   $38,262      $(715)       $ --       $71,716
                         ==========  ====   =======   =======      =====        =====      =======


   The accompanying notes are an integral part of these financial statements.

                           PEAK INTERNATIONAL LIMITED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                            NINE MONTHS ENDED
                                 YEARS ENDED MARCH 31,        DECEMBER 31,
                               ---------------------------  ------------------
                                1995      1996      1997      1996      1997
                                                               (UNAUDITED)
Operating activities:
 Net income................... $ 2,741  $ 11,490  $ 13,517  $  9,226  $ 14,739
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Depreciation and
    amortization..............   2,261     2,963     3,570     2,550     3,500
   Deferred income taxes......     177        11       (67)        2        63
   Gain on disposal of long-
    term marketable
    securities................     --       (949)      --        --        --
   Loss/(gain) on
    disposal/write-off of
    plant and equipment.......      (4)      891         3       --        --
   Gain on sale of short-term
    marketable securities.....     --        --        (90)      (15)     (346)
 Changes in operating assets
  and liabilities:
  Accounts receivable--trade..    (528)   (1,708)   (1,720)      151       (20)
  Inventories.................  (2,699)   (3,364)   (7,444)   (6,121)   (4,123)
  Other receivables, deposits
   and prepayments ...........  (1,849)      880      (266)   (1,043)   (1,349)
  Bills payable...............   5,465    (1,560)      306    (1,229)   (5,489)
  Accounts payable--trade.....     557      (491)      567     1,597     1,554
  Accrued liabilities and
   deposits...................   1,479        27      (554)     (666)    1,191
  Amounts due from/to related
   companies..................   1,140    (2,461)      (12)        6      (914)
  Income taxes payable........    (901)    1,063     1,666     1,378     1,289
                               -------  --------  --------  --------  --------
   Net cash provided by
    operating activities......   7,839     6,792     9,476     5,836    10,095
                               -------  --------  --------  --------  --------
Investing activities:
 Purchase of marketable
  securities..................     --       (328)   (1,592)   (1,321)      --
 Proceeds on sale of plant and
  equipment...................      30        72       --        --        --
 Acquisition of property,
  plant and equipment.........  (3,689)   (7,156)   (8,050)   (4,982)  (11,408)
 (Increase)/decrease in
  deposits for acquisition of
  property, plant and
  equipment...................     (64)       99       --        --        --
 Proceeds from sale of short-
  term marketable securities..     --        --        612       243     1,416
 Maturity of investment held
  to maturity.................     --        --        --        --        100
 Purchase of investment held
  to maturity.................     --       (100)      --        --    (11,003)
                               -------  --------  --------  --------  --------
   Net cash used in investing
    activities................  (3,723)   (7,413)   (9,030)   (6,060)  (20,895)
                               -------  --------  --------  --------  --------
Financing activities:
 Proceeds from/(repayment of)
  short-term bank loans.......     --        --      6,473     6,473    (6,473)
 Increase/(decrease) in bank
  overdrafts and invoice
  financing, net..............   1,012     1,492     5,726     6,771    (8,626)
 Payments on long-term debt...     (10)      --        --        --        --
 Dividends paid...............     --     (7,120)   (1,294)   (1,294)      --
 Proceeds from the issue of
  common stock................     --        --        --        --     31,500
 Advances from shareholder....   2,284    13,564     1,570     1,570       --
 Repayment of amount due to
  shareholder.................  (6,741)   (8,219)  (12,061)  (12,061)      --
                               -------  --------  --------  --------  --------
   Net cash provided by/(used
    in) financing activities..  (3,455)     (283)      414     1,459    16,401
                               -------  --------  --------  --------  --------
Net increase/(decrease) in
 cash and cash equivalents....     661      (904)      860     1,235     5,601
Cash and cash equivalents at
 beginning of year/period.....   1,180     1,828       924       924     1,814
Effects of exchange rate
 changes on cash..............     (13)      --         30        12      (736)
                               -------  --------  --------  --------  --------
Cash and cash equivalents at
 end of year/period........... $ 1,828  $    924  $  1,814  $  2,171    $6,679
                               =======  ========  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                          PEAK INTERNATIONAL LIMITED
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(1) ORGANIZATION AND BASIS OF PRESENTATION

  Peak International Limited (the "Company") was incorporated as an exempted company with limited liability in Bermuda under the Companies Act 1981 of Bermuda (as amended) on January 3, 1997.

  Pursuant to a group restructuring (the "Restructuring"), the interest in Peak Plastic & Metal Products (International) Limited ("Peak (HK)") and other companies in the packaging products business held by Mr. T.L. Li, the shareholder of the Company (the "Shareholder"), were restructured whereby the Company became the holding company of Peak (HK) and the Company's other subsidiaries. Prior to the Restructuring, the Shareholder owned, in the aggregate, all 200,000 of the outstanding ordinary shares of Peak (HK). Prior to the Restructuring, the Shareholder also directly owned all of the outstanding shares of Luckygold 18A Limited ("Luckygold") and, through Luckygold, indirectly held all of the outstanding shares of each of Success Gold 8 Limited ("Success Gold") and Peakgold 3 Limited ("Peakgold") and each of their respective subsidiaries. Luckygold, Success Gold and Peakgold are incorporated in the British Virgin Islands.

  On January 14, 1997, 1,200,000 shares of the Company were allotted nil paid to Luckygold. On February 28, 1997, Luckygold transferred to the Company all the outstanding shares of Peakgold and Success Gold in consideration for (i) crediting as fully paid the existing 1,200,000 shares allotted to Luckygold and (ii) the issue of 8,800,000 additional shares to Luckygold. As part of the Restructuring, on March 18, 1997, the Company issued 461,538 shares to Luckygold, credited as fully paid, by way of capitalization of the sum of $4,615 standing to the credit of the additional paid-in capital account of the Company.

  On February 13, 1997, Peakgold subscribed for at par and was allotted two ordinary shares of Peak (HK). Following the acquisition of those two shares, the 200,000 ordinary shares of Peak (HK) owned by the Shareholder prior to the Restructuring were, on February 17, 1997, converted into non-voting deferred shares. The deferred shares have effectively no rights to dividends and limited rights to return of capital upon any dissolution or liquidation of Peak (HK). In addition, Peakgold was granted an option to purchase all of the deferred shares within the five-year period following the grant of the option for a total consideration of one Hong Kong dollar. As a result, the voting and economic rights relating to the common stock of Peak (HK) became effectively wholly-owned by Peakgold and, accordingly, the value of the Shareholder's 100% interest in Luckygold increased by the value of Peak (HK).

  The Restructuring has been accounted for as a reorganization of entities under common control similar to a pooling of interests. The financial statements present the results of the Company and its subsidiaries as if the companies had been combined for all periods presented.

  In June 1997, the Company issued 3,000,000 shares of common stock in an initial public offering and received net proceeds of approximately $31,500.

  The subsidiaries of the Company are principally engaged in the manufacture and sale of precision engineered packaging products, such as matrix trays, shipping tubes, reels and carrier tape, leadframe boxes and interleaves used in the storage and transportation of semiconductor devices and other electronic components. The Company's principal production facilities are located in the People's Republic of China (the "PRC") and the Company maintains sales offices in Hong Kong, the United States, Singapore and Malaysia.

  The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") which differ from those used in the statutory accounts of most of its subsidiaries. There are no material differences between the U.S. GAAP amounts and the amounts used in the statutory accounts of the subsidiaries.

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (A) PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 (B) INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Cost of work-in-progress and finished goods include costs of direct materials, direct labor and an appropriate proportion of production overheads. The production overheads are absorbed in work-in-progress and finished goods based on units of production.

 (C) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is stated at cost less accumulated depreciation.

  Depreciation and amortization is provided using the straight-line method so as to allocate the cost of depreciable assets in use to operations based upon the following estimated useful lives:

      CATEGORY OF ASSETS                           ESTIMATED USEFUL LIVES
      Land use rights............................. Over the unexpired lease term
      Buildings................................... Over the unexpired lease term
      Other property, plant and equipment......... 5 years

  Costs incurred in constructing the new factory, including progress payments, interest costs and other costs relating to the construction are capitalized. These costs will be transferred to property, plant and equipment on completion and depreciated from that time. At March 31, 1997 and (unaudited) December 31, 1997, capitalized interest included in factory under construction amounted to $11 and $45, respectively.

 (D) INVESTMENTS

  Management determines the appropriate classification of investment securities at the time they are acquired and reevaluates the appropriateness of such classifications at the balance sheet date. At each balance sheet date, the investment in marketable equity securities has been classified as "Available for Sale Securities." This type of security is stated at fair market value and unrealized holding gains and losses, net of deferred tax, are reported as a separate component of shareholders' equity.

  Other investments have been classified as held to maturity and are stated at cost. At the balance sheet date fair value of such investments approximated their carrying value.

  Dividends on marketable equity securities, if any, are recognized as income when declared. Realized gains and losses will be included in income and will be based upon the actual cost of the security.

 (E) FOREIGN CURRENCY TRANSLATION

  The Company uses the United States dollar as its reporting currency. Monetary assets and liabilities denominated in currencies other than United States dollars are translated into United States dollars at the rates of

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

exchange ruling at the balance sheet date. Transactions in currencies other than United States dollars during the year are converted into United States dollars at the rates of exchange ruling at the transaction dates. Exchange differences are recognized in the statements of income.

  On consolidation, balance sheets of subsidiaries denominated in currencies other than United States dollars are translated into United States dollars at the rates of exchange ruling at the balance sheet date. Statements of income of subsidiaries denominated in currencies other than United States dollars are translated into United States dollars at average exchange rates. Exchange differences are recorded to a cumulative translation adjustment account within shareholders' equity.

  The Company enters into foreign exchange contracts to reduce its exposure to changes in exchange rates. Material market value gains and losses are recognized in the statement of income.

 (F) INCOME TAXES

  Income taxes are calculated under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes include the effects of temporary differences between financial and taxable amounts of assets and liabilities.

 (G) RECOGNITION OF REVENUE

  Revenue arising from sale of goods is recognized at the time when the goods are shipped and title to the goods passes to customers.

 (H) EARNINGS PER SHARE

  Earnings per share is computed using the weighted average number of shares outstanding during the year. For the year ended December 31,1997 (unaudited), diluted earnings per share is computed using a weighted average number of shares outstanding of 12,735,590, which includes 146,779 additional shares, being the dilutive effect of stock options computed using the treasury stock method.

 (I) CASH EQUIVALENTS

  The Company considers all highly liquid debt instruments with a maturity of ninety days or less at the time of acquisition to be cash equivalents.

 (J) CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable.

  The Company places its temporary cash investments with various financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The Company believes that no significant credit risk exists as these investments are made with high-credit, quality financial institutions.

  The Company's business activities and accounts receivable are with customers in the semiconductor industries, the majority of which are located throughout Asia and the United States. The Company performs ongoing credit evaluations of its customers. The Company believes that no significant credit risk exists as credit losses, when realized, have been within the range of management's expectations. During the years, the Company has not experienced any significant bad debts and did not maintain any allowances for doubtful accounts.

 (K) FINANCIAL INSTRUMENTS

  The carrying value of financial instruments, which consist of cash and cash equivalents, investment held to maturity, accounts receivable, other receivables, amounts due from related companies, short-term bank borrowings, accounts payable and bills payable, approximates to fair value due to the short-term nature of these instruments.

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

 (L) INTERIM PERIODS

  The financial statements and related notes thereof as of December 31, 1997 and for the nine months ended December 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist solely of normal recurring accruals. The interim results are not necessarily indicative of the results for any future period.

 (M) NEW ACCOUNTING STANDARDS NOT YET ADOPTED

  In June 1997, the Financial Accounting Standards Board (FASB) issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

  Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

  Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

  In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which amends the disclosure requirements for pensions and other postretirement benefits. Adoption of the standard will not significantly change the Company's financial statement disclosures.

(3) SHORT-TERM MARKETABLE SECURITIES

                                                  MARCH 31,
                                              ------------------ DECEMBER 31,
                                              1995  1996   1997      1997
                                                                 (UNAUDITED)
   Equity securities listed in the United
    States:
     Cost.................................... $ --  $ --  $1,070    $ --
     Unrealized holding gain.................   --    --      59      --
                                              ----- ----- ------    -----
     Market value............................ $ --  $ --  $1,129    $ --
                                              ===== ===== ======    =====

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(4) INVENTORIES

  The components of inventories, net of the related reductions to the lower of cost or market, were as follows:

                                                MARCH 31,
                                         -------------------------  DECEMBER 31,
                                          1995     1996     1997        1997
                                                                    (UNAUDITED)
   Raw materials........................ $ 8,506  $11,564  $15,374    $19,154
   Finished products....................   2,907    3,627    6,808      7,087
                                         -------  -------  -------    -------
                                          11,413   15,191   22,182     26,241
   Less: Inventory reserve..............    (168)    (582)    (129)       (65)
                                         -------  -------  -------    -------
                                         $11,245  $14,609  $22,053    $26,176
                                         =======  =======  =======    =======

  The inventory reserve represents provision for slow moving inventory determined after periodic review by management.

  Movements in inventory reserve are as follows:

   Balance at April 1, 1994............................................ $  --
   Provision for slow moving inventory charged to income...............   168
                                                                        -----
   Balance at March 31, 1995...........................................   168
   Provision for slow moving inventory charged to income...............   414
                                                                        -----
   Balance at March 31, 1996...........................................   582
   Provision for slow moving inventory written back to income..........  (453)
                                                                        -----
   Balance at March 31, 1997...........................................   129
   Provision for slow moving inventory written back to income
    (unaudited)........................................................   (64)
                                                                        -----
   Balance at December 31, 1997 (unaudited)............................ $  65
                                                                        =====

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following:

                                              MARCH 31,
                                       --------------------------  DECEMBER 31,
                                        1995     1996      1997        1997
                                                                   (UNAUDITED)
   Land use rights and building......  $ 2,424  $ 2,424  $  2,424    $  3,138
   Factory under construction........      --       --      1,426       2,966
   Plant, machinery, moulds and
    equipment........................   10,849   12,572    12,923      19,431
   Leasehold improvements, furniture,
    fixtures and motor vehicles......    2,964    4,006     9,476      13,382
                                       -------  -------  --------    --------
                                        16,237   19,002    26,249      38,917
   Less: Accumulated depreciation and
    amortization.....................   (4,784)  (6,883)  (10,505)    (14,005)
                                       -------  -------  --------    --------
                                       $11,453  $12,119  $ 15,744    $ 24,912
                                       =======  =======  ========    ========

  A subsidiary of the Company operating in Shenzhen in the PRC acquired factory buildings on certain state-owned land in the PRC. Pursuant to land use rights agreements entered into between the subsidiary and the local land bureau on March 27, 1995 and January 31, 1996, the subsidiary was legally assigned the land use rights for a period of 50 years after payment of an additional land premium.

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(6) LONG-TERM MARKETABLE SECURITIES

                                                    MARCH 31,
                                                ------------------- DECEMBER 31,
                                                 1995   1996  1997      1997
                                                                    (UNAUDITED)
   Shares listed in Hong Kong:
     Cost...................................... $1,322  $ --  $ --      $--
     Unrealized holding losses.................   (488)   --    --       --
                                                ------  ----- -----     ----
     Market value.............................. $  834  $ --  $ --      $--
                                                ======  ===== =====     ====

(7) BANK BORROWINGS

  These represent borrowings in the form of bills payable, invoice financing, bank overdrafts and other short-term loans with certain commercial banks.

                                              MARCH 31,
                                       -------------------------  DECEMBER 31,
                                        1995     1996     1997        1997
                                                                  (UNAUDITED)
   Total unsecured credit facilities
    available......................... $11,780  $25,113  $54,450    $64,146
                                       =======  =======  =======    =======
   Total utilized unsecured facili-
    ties.............................. $ 8,733  $ 8,665  $21,170    $   582
                                       =======  =======  =======    =======
   Weighted average interest rate on
    borrowings at end of year.........    10.1%    8.97%    8.27%      10.0%
                                       =======  =======  =======    =======

  All the above credit facilities were guaranteed at no cost by Mr. T.L. Li throughout the relevant years. Following the Company's initial public offering in June 1997, these guarantees were released by the banks (unaudited). Interest rates in respect of such facilities are generally based on the banks' prime lending rates and the credit lines are normally subject to annual review.

(8) OTHER INCOME, NET

  Other income/(expense) consisted of the following:

                                                           NINE MONTHS ENDED
                                  YEARS ENDED MARCH 31,      DECEMBER 31,
                                  ------------------------ ------------------
                                   1995    1996     1997    1996      1997
                                                              (UNAUDITED)
   Market value of long-term
    marketable securities dis-
    tributed as dividend........  $  --  $  2,599  $  --   $   --   $     --
   Proceeds on sale of short-
    term marketable securities..     --       --      612      243      1,416
   Cost of marketable securi-
    ties........................     --    (1,650)   (522)    (228)    (1,070)
                                  ------ --------  ------  -------  ---------
   Realized gain on marketable
    securities..................     --       949      90       15        346
   Dividend income..............      16      164     --       --         --
   Foreign currency exchange
    gain/(loss), net............     218       20      (7)       3        125
                                  ------ --------  ------  -------  ---------
                                  $  234 $  1,133  $   83  $    18  $     471
                                  ====== ========  ======  =======  =========

                           PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(9) INTEREST INCOME

                                                           NINE MONTHS ENDED
                                    YEARS ENDED MARCH 31,    DECEMBER 31,
                                   ----------------------- -----------------
                                    1995    1996    1997     1996      1997
                                                              (UNAUDITED)
   Interest income from:
     --third parties.............. $     4 $    15 $    74 $     24  $     586
     --an affiliated party (note
      14).........................     --      --       31       29          6
                                   ------- ------- ------- --------  ---------
                                   $     4 $    15 $   105 $     53  $     592
                                   ======= ======= ======= ========  =========

(10) INTEREST EXPENSE

                                                              NINE MONTHS ENDED
                                       YEARS ENDED MARCH 31,    DECEMBER 31,
                                       ---------------------- -----------------
                                        1995   1996    1997     1996     1997
                                                                 (UNAUDITED)
   Interest expense to:
     --third parties.................. $  374 $  738 $  1,425     $778     $390
     --a related company (note 14)....     35     27      --       --       --
                                       ------ ------ -------- -------- --------
                                       $  409 $  765 $  1,425     $778     $390
                                       ====== ====== ======== ======== ========

(11) PROVISION FOR INCOME TAXES

  Income is subject to taxation in the various countries in which the Company and its subsidiaries operate. The components of income before income taxes are as follows:

                                                               NINE MONTHS ENDED
                                        YEARS ENDED MARCH 31,    DECEMBER 31,
                                        ---------------------- -----------------
                                         1995   1996    1997     1996     1997
                                                                  (UNAUDITED)
    Hong Kong.........................  $2,928 $12,184 $14,678   10,070  $15,252
    Other countries...................       5     533      75       58      819
                                        ------ ------- ------- -------- --------
                                        $2,933 $12,717 $14,753  $10,128  $16,071
                                        ====== ======= ======= ======== ========

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


  The provision for income taxes consisted of the following:

                                                            NINE MONTHS ENDED
                                    YEARS ENDED MARCH 31,     DECEMBER 31,
                                    ----------------------  ------------------
                                    1995    1996    1997     1996      1997
                                                               (UNAUDITED)
   Income tax:
     Current year:
       Hong Kong................... $  88  $ 1,114 $ 1,223     $754     $1,192
       United States...............     7       98      22       42         32
       Malaysia....................   --         4      27      (11)        (4)
       Singapore...................   --       --       31      115         49
     Prior year's overprovision:
       Hong Kong...................   (80)     --      --       --         --
   Deferred income tax:
     Hong Kong.....................   177       11     (28)       2         44
     Malaysia......................   --       --      (26)     --         --
     Singapore.....................   --       --      (13)     --          19
                                    -----  ------- -------  -------  ---------
                                    $ 192   $1,227  $1,236     $902     $1,332
                                    =====  ======= =======  =======  =========

  The components of the net deferred tax liabilities as of March 31, 1995, 1996 and 1997 and as of December 31, 1997 are as follows:

                                                      MARCH 31,
                                                    --------------  DECEMBER 31,
                                                    1995 1996 1997      1997
                                                                    (UNAUDITED)
   Deferred tax liabilities:
     Depreciation.................................. $430 $441 $447      $510
     Other temporary difference....................  --   --   (73)      (73)
                                                    ---- ---- ----      ----
                                                    $430 $441 $374      $437
                                                    ==== ==== ====      ====

  As of both March 31, 1997 and (unaudited) December 31, 1997, a subsidiary of the Company in the United States had approximately $550 and $400, of Federal and State net operating loss carryforwards, respectively, available to offset future taxable income. These net operating loss carryforwards expire in various years through 2009. Based upon the operating history of the subsidiary, it is uncertain whether these carryforwards will be utilized before their expiration. As a result, the deferred tax asset arising from these net operating losses has been fully reserved.

  The effective tax rate of the Company varied from the Hong Kong profits tax rate for the following reasons:

                                                            NINE MONTHS ENDED
                                  YEARS ENDED MARCH 31,       DECEMBER 31,
                                 -------------------------  -----------------
                                  1995     1996     1997      1996      1997
                                                               (UNAUDITED)
   Hong Kong profits tax rate..     16.5%    16.5%    16.5%     16.5%     16.5%
   Hong Kong profits tax relief
    for the PRC operations.....     (8.3)    (8.3)    (8.3)     (8.3)     (8.3)
   Overprovision in prior
    year.......................     (3.0)     --       --        --        --
   Taxation elsewhere..........      1.3      1.4      0.3       0.2       1.0
   Other items.................      --       --      (0.1)      0.5      (0.9)
                                 -------  -------  -------  --------  --------
   Effective tax rate..........      6.5%     9.6%     8.4%      8.9%      8.3%
                                 =======  =======  =======  ========  ========

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


  Under the Hong Kong tax authority's Departmental Interpretation and Practice Notes, a company based in Hong Kong, but with substantially all of its manufacturing operations located in the PRC conducted pursuant to a processing agreement entered into with a PRC company, can enjoy profit apportionment through which only 50% of its manufacturing profit is subject to Hong Kong profits tax. Substantially all of the Company's manufacturing operations are located in Shenzhen, the PRC and conducted pursuant to a processing agreement entered into with a PRC company. Effective April 1, 1998 the profits tax rate in Hong Kong is 16.0%, a change from the former profits tax rate, which was 16.5%. Under profits apportionment, only 50% of the profits of the Company is subject to Hong Kong profits tax. Such tax concession is granted based on annual application by the Company and there can be no assurance that the Hong Kong tax authority will continue to grant such tax concession to the Company and other Hong Kong companies with manufacturing operations in the PRC, or that the Company will not lose such concession in the future as a result of changes in Hong Kong tax law or the interpretation of such law.

(12) EMPLOYEE BENEFIT PLAN

  Since June 1, 1996, the Company has established defined contribution benefit plans for its Hong Kong employees. The assets of the plans are held under provident funds managed by independent trustees. The employees can elect not to make contributions to the plans or they can elect to contribute a fixed percentage from 1% to 5% (in 1% increments) of individual employee's monthly basic salary. The employer's contributions are based on 5% of individual employees' monthly basic salaries. The employees are entitled to the whole of the employer's contributions and accrued interest thereon after 10 years of complete service or at a reduced scale of 90% to 30%, after completion of 9 to 3 years of service, respectively.

  In addition, certain subsidiaries of the Company are required to contribute amounts based on respective employee's salaries to the retirement schemes as stipulated by relevant local authorities. The employees are entitled to the employer's contributions subject to the regulations of the relevant local authorities.

  The aggregate employers' contributions which have been made are as follows:

                                              YEARS ENDED   NINE MONTHS ENDED
                                               MARCH 31,      DECEMBER 31,
                                             -------------- -----------------
                                             1995 1996 1997   1996      1997
                                                               (UNAUDITED)
   Employers' contributions................. $--  $28  $143 $     97  $     200
                                             ==== ===  ==== ========  =========

(13) COMMITMENTS AND CONTINGENCIES

  As of March 31, 1997 and (unaudited) December 31, 1997, the Company had commitments as follows:

  (a) Capital expenditure

      At March 31, 1997 and (unaudited) December 31, 1997, the Company and its subsidiaries had contracted for capital expenditure on property, plant and equipment of $3,448 and $1,939, respectively.

  (b) Operating leases

      The Company and its subsidiaries lease certain land and buildings under operating leases, most of which do not contain renewal options and escalation clauses, which expire through October 2005. Total rental expenses associated with operating leases for the years ended March 31, 1995, 1996, 1997 and (unaudited) for the nine months ended December 31, 1997, amounted to $650, $595, $1,048 and $1,245, respectively.

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


  The aggregate annual minimum operating lease commitments under all noncancelable leases at March 31, 1997 are as follows:

     YEAR ENDING MARCH 31,
     1998................................................................ $1,005
     1999................................................................    748
     2000................................................................    484
     2001................................................................    355
     2002................................................................    162
     Thereafter..........................................................    450
                                                                          ------
                                                                          $3,204
                                                                          ======

  The aggregate annual minimum operating lease commitments under all noncancelable leases at December 31, 1997 are as follows (unaudited):

     YEAR ENDING DECEMBER 31,
     1998............................................................... $1,370
     1999...............................................................    899
     2000...............................................................    476
     2001...............................................................    244
     2002...............................................................    157
     Thereafter.........................................................    441
                                                                         ------
                                                                         $3,587
                                                                         ======

  At December 31, 1997 (unaudited) the Company has entered into foreign exchange contracts totaling approximately, $17,600 primarily to purchase Hong Kong dollars and Renminbi. The Company is exposed to credit risk in the event of non-performance by the counterparties to the contracts. However, the Company does not anticipate non-performance because the counterparties are major financial institutions.

(14) RELATED AND AFFILIATED PARTY TRANSACTIONS

  The Company had the following significant transactions with certain related and affiliated parties during the relevant periods:

                                             YEARS ENDED     NINE MONTHS ENDED
                                              MARCH 31,        DECEMBER 31,
                                         ------------------- -----------------
                                         1995  1996    1997    1996     1997
                                                                (UNAUDITED)
Sales to related companies:
  Certain subsidiaries of QPL
   International Holdings Limited
    ("QPL")............................. $776 $11,477 $9,315   $6,994   $7,941
  EEMS Italia S.P.A. ("EEMS")...........  --      --     369      247      505
                                         ---- ------- ------ -------- --------
                                         $776 $11,477 $9,684   $7,241   $8,446
                                         ==== ======= ====== ======== ========
Acquisition of plant and equipment from
 a subsidiary of QPL....................  595     290    --       --       --
Disposal of plant and equipment to
 EEMS...................................  595     290    --       --       --
Commission expense to EEMS..............  --      --     212      109       79
Interest expense to Six Sigma Finance
 Limited ("SS Finance").................   35      27    --       --       --
Management fee from SemiCycle Founda-
 tion...................................  --       74    252      187      197
Purchases from SemiCycle Foundation.....  --      438  1,735    1,233    2,176
Rental income from SemiCycle Founda-
 tion...................................  --      --      91       69       78
Interest income from SemiCycle Founda-
 tion...................................  --      --      31       29        6
Management fee from EEMS, Inc...........  --      --     144      104      107

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


  The amounts due from/to related companies and amount due to shareholder as of the end of each relevant period were as follows:

                                                   MARCH 31,
                                             --------------------- DECEMBER 31,
                                              1995   1996    1997      1997
                                                                   (UNAUDITED)
Amounts due from:
  Certain subsidiaries of QPL............... $  178 $   562 $  991    $2,084
  EEMS, Inc.................................    --        2     13       --
  EEMS......................................    536     --      91       185
  SemiCycle Foundation......................    --      494    261         8
                                             ------ ------- ------    ------
                                             $  714 $ 1,058 $1,356    $2,277
                                             ====== ======= ======    ======
Amounts due to:
  EEMS...................................... $  --  $    23 $  --     $   15
  SS Finance................................  1,318     --     --        --
  C. Land Industrial Company Limited ("C.
   Land")...................................     78     --     --        --
  Peak Plastic & Metal Products (S) Pte Lim-
   ited ("Peak (S)")........................      3     --     --        --
  A subsidiary of QPL.......................    741     --     --        --
  SemiCycle Foundation......................    --      --     309       301
                                             ------ ------- ------    ------
                                             $2,140 $    23 $  309    $  316
                                             ====== ======= ======    ======
Amount due to shareholder................... $5,146 $10,491 $  --     $  --
                                             ====== ======= ======    ======

  The above advances are unsecured, interest free and are repayable on demand except:

    (a) Amount due to SS Finance carried interest at 8.75% to 11% per annum.

    (b) As of March 31, 1996 and 1997, amounts due from SemiCycle Foundation included unsecured notes totaling $440 and $220, respectively, all of which bear interest at 8% per annum. As of December 31, 1997 (unaudited), the notes have been fully repaid.

  Mr. T.L. Li, who is a director of and majority shareholder of the Company, is a director of and has substantial equity interests in QPL, EEMS, SS Finance, C. Land, and Peak (S). Mr. Steve Dezso is a director of SemiCycle Foundation and Mr. Richard M. Brook was until December 21, 1996 a director of SemiCycle Foundation.

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


(15) SEGMENT INFORMATION

  The Company and its subsidiaries operate in one business segment, which is to manufacture and sell plastic tubes, trays and other related products.

  An analysis of net sales, operating profit and identifiable assets by geographic location is as follows:

                                           OTHER SOUTHEAST
                         HONG KONG UNITED       ASIAN
                           & PRC   STATES     COUNTRIES    ELIMINATIONS CONSOLIDATED
Year Ended March 31,
 1995
Net sales to third
 parties................  $28,318  $ 6,021     $   --        $    --      $34,339
Net sales to related
 companies..............      776      --          --             --          776
Transfer between
 geographic areas.......    5,526    1,107         --          (6,633)        --
                          -------  -------     -------       --------     -------
  Total net sales.......  $34,620  $ 7,128     $   --        $ (6,633)    $35,115
                          -------  -------     -------       --------     -------
Depreciation and
 amortization...........  $ 2,226  $    35     $   --        $    --      $ 2,261
                          -------  -------     -------       --------     -------
Operating
 profit/(loss)..........  $ 3,098  $    10     $    (4)      $    --      $ 3,104
                          -------  -------     -------       --------     -------
Capital expenditure.....  $ 6,814  $   101     $   --        $    --      $ 6,915
                          -------  -------     -------       --------     -------
Identifiable assets.....  $30,496  $ 2,016     $    36       $    --      $32,548
Corporate assets........                                                    2,662
                                                                          -------
  Total assets..........                                                  $35,210
                                                                          -------
Year Ended March 31,
 1996
Net sales to third
 parties................  $30,877  $10,911     $ 1,679       $    --      $43,467
Net sales to related
 companies..............   11,477      --          --             --       11,477
Transfer between
 geographic areas.......   10,196    1,937         --         (12,133)        --
                          -------  -------     -------       --------     -------
  Total net sales.......  $52,550  $12,848     $ 1,679       $(12,133)    $54,944
                          -------  -------     -------       --------     -------
Depreciation and
 amortization...........  $ 2,865  $    47     $    51       $    --      $ 2,963
                          -------  -------     -------       --------     -------
Operating
 profit/(loss)..........  $11,801  $   857     $    29       $   (353)    $12,334
                          -------  -------     -------       --------     -------
Capital expenditure.....  $ 4,084  $   149     $   359       $    --      $ 4,592
                          -------  -------     -------       --------     -------
Identifiable assets.....  $33,964  $ 2,076     $ 1,272       $   (353)    $36,959
Corporate assets........                                                    1,464
                                                                          -------
  Total assets..........                                                  $38,423
                                                                          -------
Year Ended March 31,
 1997
Net sales to third
 parties................  $22,098  $10,488     $15,324       $    --      $47,910
Net sales to related
 companies..............    9,684      --          --             --        9,684
Transfer between
 geographic areas.......   21,095      496       2,806        (24,397)        --
                          -------  -------     -------       --------     -------
  Total net sales.......  $52,877  $10,984     $18,130       $(24,397)    $57,594
                          -------  -------     -------       --------     -------
Depreciation and
 amortization...........  $ 3,383  $    42     $   145       $    --      $ 3,570
                          -------  -------     -------       --------     -------
Operating
 profit/(loss)..........  $16,100  $   138     $   197       $   (445)    $15,990
                          -------  -------     -------       --------     -------
Capital expenditure.....  $ 6,718  $   144     $   334       $    --      $ 7,196
                          -------  -------     -------       --------     -------
Identifiable assets.....  $43,427  $ 3,056     $ 4,847       $   (798)    $50,532
Corporate assets........                                                    3,263
                                                                          -------
  Total assets..........                                                  $53,795
                                                                          -------

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                            OTHER SOUTHEAST
                         HONG KONG UNITED        ASIAN
                           & PRC   STATES      COUNTRIES    ELIMINATIONS CONSOLIDATED
Nine months ended
 December 31, 1996
 (unaudited)
Net sales to third
 parties................  $16,104  $ 6,727      $11,103       $    --      $33,934
Net sales to related
 companies..............    7,241      --           --             --        7,241
Transfer between
 geographical areas.....   14,654      913        2,310        (17,877)        --
                          -------  -------      -------       --------     -------
  Total net sales.......  $37,999  $ 7,640      $13,413       $(17,877)    $41,175
                          -------  -------      -------       --------     -------
Depreciation and
 amortization...........   $2,417      $29      $   104       $    --      $ 2,550
                          -------  -------      -------       --------     -------
Operating
 profit/(loss)..........  $10,966  $  (107)     $   425       $   (449)    $10,835
                          -------  -------      -------       --------     -------
Capital expenditure.....   $3,605  $   127      $   328       $    --      $ 4,060
                          -------  -------      -------       --------     -------
Identifiable assets.....  $39,059  $ 3,895      $ 5,488       $   (802)    $47,640
Corporate assets........                                                     2,391
                                                                           -------
  Total assets..........                                                   $50,031
                                                                           -------
Nine months ended
 December 31, 1997
 (unaudited)
Net sales to third
 parties................  $22,268  $10,954      $11,871       $    --      $45,093
Net sales to related
 companies..............    8,446      --           --             --        8,446
Transfer between
 geographical areas.....   19,668      --         1,820        (21,488)        --
                          -------  -------      -------       --------     -------
  Total net sales.......  $50,382  $10,954      $13,691       $(21,488)    $53,539
                          -------  -------      -------       --------     -------
Depreciation and
 amortization...........  $ 3,424  $    48      $    28       $    --      $ 3,500
                          -------  -------      -------       --------     -------
Operating profit........  $14,697  $   174      $   440       $     87     $15,398
                          -------  -------      -------       --------     -------
Capital expenditure.....  $12,555  $   113      $   --        $    --      $12,668
                          -------  -------      -------       --------     -------
Identifiable assets.....  $59,596  $ 3,165      $ 4,283       $   (711)    $66,333
                          -------  -------      -------       --------
Corporate assets........                                                    17,682
                                                                           -------
  Total assets..........                                                   $84,015
                                                                           =======


  Intercompany sales between geographic areas are recorded at cost plus a mark-up. Such transfers are eliminated on consolidation.

  Identifiable assets are those assets used in the Company's operations in each geographic area. Corporate assets represent cash and cash equivalents, investment held to maturity, notes receivable from SemiCycle Foundation (note
14) and marketable securities.

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


  An analysis of sales by geographic destinations for the relevant years is as follows:

                                                             NINE MONTHS ENDED
                                   YEARS ENDED MARCH 31,       DECEMBER 31,
                                  -------------------------  ------------------
                                   1995     1996     1997      1996      1997
                                                                (UNAUDITED)
North America....................    17.4%    20.1%    19.9%     17.0%     23.2%
Hong Kong........................    33.6     27.0     20.8      21.6      22.3
Singapore........................    10.5     10.8     15.2      15.6      12.6
Malaysia.........................     6.6      7.9      8.9      10.8       4.0
Philippines......................    10.3     12.4     11.6       9.6      12.4
Taiwan...........................     1.7      3.8      8.9       9.7       9.6
Japan............................     4.9      4.5      5.7       5.9       5.9
Thailand.........................     5.6      4.7      5.3       5.4       4.3
Korea............................     3.9      1.5      --        0.7       0.3
Others...........................     5.5      7.3      3.7       3.7       5.4
                                  -------  -------  -------  --------  --------
                                    100.0%   100.0%   100.0%    100.0%    100.0%
                                  =======  =======  =======  ========  ========

(16) MAJOR CUSTOMERS

  One customer, representing QPL International Holdings Limited group of companies, accounted for 2.2%, 20.9%, 16.1% and 14.8% of the Company's net sales during the fiscal years ended March 31, 1995, 1996, and 1997 and (unaudited) the nine months ended December 31, 1997, respectively.

  Another customer accounted for 7.0%, 8.8%, 7.4% and 15.6% of the Company's net sales during the fiscal years ended March 31, 1995, 1996, and 1997 and (unaudited) the nine months ended December 31, 1997, respectively.

(17) SUPPLEMENTAL CASH FLOW INFORMATION

  (a) Cash inflow/(outflow) for interest and income taxes:

                                                            NINE MONTHS ENDED
                                  YEARS ENDED MARCH 31,       DECEMBER 31,
                                  ------------------------  ------------------
                                   1995    1996     1997      1996      1997
                                                               (UNAUDITED)
Cash paid for interest........... $ (409) $ (765) $ (1,425)    $(778)    $(390)
Cash paid for income taxes.......   (916)   (153)     (138)      (23)      (41)
Cash refunded on income taxes....    --      --        501       501        61

  (b) Major non-cash transaction

  During the year ended March 31, 1996, the Company distributed marketable securities with a market value of $2,599 as an interim dividend.

(18) STOCK OPTION PLAN

  An executive share option plan (the "Share Option Plan") was adopted by the Board of Directors and approved by the sole shareholder on March 18, 1997. An aggregate of 700,000 shares has been reserved for issuance under the plan. Under the Share Option Plan, directors, officers, employees of, and advisors and

                          PEAK INTERNATIONAL LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

consultants to, the Company or its affiliates may, at the discretion of a committee of the Board of Directors administering the plan, be granted options to purchase shares at an exercise price per share of no less than the par value of a share. As of December 31, 1997, options relating to an aggregate of (unaudited) 539,446 shares have been granted under the Share Option Plan at $12.00 per share, all of which were granted during the previous nine months. One-third of the options vest annually commencing in April 1998. The grant-date fair value of the options is estimated to be (unaudited) $3.60 per share using the Black-Scholes option pricing model with the following assumptions:
(a) risk-free interest rate--6.1%; (b) expected life--3 years; (c) expected volatility--0.33; expected dividend yield--0. The Company has accounted for the stock options using the intrinsic value method. Had the Company adopted the fair value based method of accounting for stock options, net income, basic and fully diluted earnings per share (unaudited) for the nine months ended December 31, 1997 would have been $14,253, $1.13 and $1.12, respectively.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING BEING MADE HEREBY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIR-CUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
Available Information....................................................   2
Enforcement of Civil Liabilities.........................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  12
Capitalization...........................................................  12
Price Range of Shares....................................................  13
Dividend Policy..........................................................  13
Selected Consolidated Financial Data.....................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Certain Financial Information for the Quarter and the Fiscal Year Ended
 March 31, 1998..........................................................  23
Business.................................................................  24
Management...............................................................  37
Principal Shareholders and Selling Shareholder...........................  40
Certain Transactions.....................................................  41
Description of the Shares................................................  42
Shares Eligible for Future Sale..........................................  44
Taxation.................................................................  45
Certain Foreign Issuer Considerations....................................  48
Underwriting.............................................................  49
Legal Matters............................................................  50
Experts..................................................................  50
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             6,000,000 SHARES

             [LOGO OF PEAK(R) INTERNATIONAL LIMITED APPEARS HERE]

                          PEAK INTERNATIONAL LIMITED

                                 COMMON STOCK






                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               ----------------
                                  PROSPECTUS
                               ----------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

  The following table sets forth the estimated expenses, other than the underwriting discounts and commissions, all of which are payable by the Selling Shareholder of the Offering:

Securities and Exchange Commission..................................... $46,244
NASD Filing Fee........................................................       *
Blue Sky Fees and Expenses.............................................       *
Printing Costs.........................................................       *
Legal Fees and Expenses................................................       *
Accounting Fees and Expenses...........................................       *
Miscellaneous..........................................................       *
                                                                        -------
  Total Expenses.......................................................      $*
                                                                        =======

* To be furnished by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such officer, director, or auditor may be guilty in relation to the Company. Section 98 further provides that a Bermuda company may indemnify its directors, officers, and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or when granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The only securities of the Registrant that were issued or sold by the Registrant within the past three years and not registered with the Commission under the Securities Act were those issued on the dates and for the consideration described below. Such securities were offered and issued outside the United States to individuals or entities who were not citizens or residents of the United States in reliance upon Regulation S promulgated under the Securities Act. Accordingly, the issuance and sale of such securities were not subject to the registration requirements of the Securities Act.

 PURCHASERS     DATE OF ISSUANCE  NUMBER OF SHARES        CONSIDERATION
 ----------     ----------------- ----------------        -------------
 Luckygold..... January 14, 1997     1,200,000     The Shares were issued as
                                                   part consideration for the
                                                   outstanding shares of
                                                   Peakgold and Success Gold.
 Luckygold..... February 28, 1997    8,800,000     The Shares were issued as
                                                   part consideration for the
                                                   outstanding shares of
                                                   Peakgold and Success Gold.
 Luckygold..... March 18, 1997         461,538     The Shares were issued in a
                                                   bonus issue of Shares to
                                                   the sole shareholder of the
                                                   Company by way of
                                                   capitalization of $4,615
                                                   standing to the credit of
                                                   the additional paid-in
                                                   capital account of the
                                                   Company.

ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
   +3.1  --Memorandum of Association and Bye-Laws (as currently in effect) of the Registrant
   +4.1  --Specimen of Share Certificate for the Shares of the Registrant
   *5.1  --Opinion of Conyers Dill & Pearman, Bermuda counsel to the
           Registrant, as to the validity of the Shares
   *8.1  --U.S. Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
   *8.2  --Bermuda Tax Opinion of Conyers Dill & Pearman
  +10.1  --Processing Agreement dated May 28, 1987 and renewed and amended on
           May 24, 1994 and December 12, 1996
  +10.2  --Processing Agreement dated October 8, 1995
  +10.3  --Land Use Certificate relating to the Company's existing production facilities
  +10.4  --Land Use Certificate relating to the Company's planned additional production facilities
  +10.5  --Land Use Right Granting Contract relating to the Company's existing production facilities
  +10.6  --Land Use Right Granting Contract relating to the Company's planned additional production facilities
  +10.7  --Lease between Warden and Peak (HK) relating to the Company's existing production facilities
  +10.8  --Form of Share Option Plan
  +10.9  --Deed of Undertaking by T.L. Li dated May 29, 1997 relating to non-
           competition and referral
 +10.10  --Option Agreement dated February 17, 1997 relating to the non-voting deferred shares of Peak (HK)
 +10.11  --Restructuring Agreement dated February 28, 1997 for the acquisition of the entire issued share capital of Peakgold and Success Gold
  +21.1  --Subsidiaries of the Registrant
  *23.1  --Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
           Exhibit 8.1)
  *23.2  --Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and
           Exhibit 8.2)
   23.3  --Consent of BDO Binder
   23.4  --Consent of Deloitte Touche Tohmatsu
  *23.5  --Consent of Richards Butler
   24.1  --Power of Attorney

---------------------

* Previously filed.

+ Incorporated by reference from the Registration Statement on Form F-1 of Peak International Limited, Registration No. 333-6652, declared effective by the Commission on June 20, 1997.

  (b) Consolidated Financial Statement Schedules

  All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM F-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HONG KONG, ON MAY 18, 1998.

                                          Peak International Limited


                                          By: /s/ Jerry Mo
                                              ---------------------------------
                                            Name: Jerry Mo
                                            Title: Principal Financial Officer
                                                and Principal Accounting
                                                Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED ON MAY 18, 1998 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

              SIGNATURE                        TITLE

/s/ T. L. Li*                          (Principal Executive
-------------------------------------   Officer)
              T. L. LI

/s/ Jerry Mo                           (Principal Financial
-------------------------------------   Officer and
              JERRY MO                  Principal
                                        Accounting Officer)

/s/ Richard M. Brook*                  Director
-------------------------------------
          RICHARD M. BROOK

/s/ Robin Nicholson*                   Director
-------------------------------------
           ROBIN NICHOLSON

/s/ Francis Leung*                     Director
-------------------------------------
            FRANCIS LEUNG

/s/ Hon Ying Ng*                       Director
-------------------------------------
             HON YING NG

/s/ Kong Chi Wong*                     Director
-------------------------------------
            KONG CHI WONG


*By: /s/ Jerry Mo
     ------------------------------
  Name: Jerry Mo
  Attorney-in-fact

           SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

  Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Peak International Limited, has signed this Registration Statement or amendment thereto in Austin, Texas, on May 18, 1998.

                                          Peak International, Inc.


                                          By       /s/ Richard M. Brook*
                                             ----------------------------------
                                                    RICHARD M. BROOK
                                                        PRESIDENT

   As filed with the Securities and Exchange Commission on May 13, 1998
                                                      Registration No. 333-49533
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ------------

                              EXHIBITS TO FORM F-1

                                 ------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ------------

                           PEAK INTERNATIONAL LIMITED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
   +3.1  --Memorandum of Association and Bye-Laws (as currently in effect) of the Registrant
   +4.1  --Specimen of Share Certificate for the Shares of the Registrant
   *5.1  --Opinion of Conyers Dill & Pearman, Bermuda counsel to the
           Registrant, as to the validity of the Shares
   *8.1  --U.S. Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
   *8.2  --Bermuda Tax Opinion of Conyers Dill & Pearman
  +10.1  --Processing Agreement dated May 28, 1987 and renewed and amended on
           May 24, 1994 and December 12, 1996
  +10.2  --Processing Agreement dated October 8, 1995
  +10.3  --Land Use Certificate relating to the Company's existing production facilities
  +10.4  --Land Use Certificate relating to the Company's planned additional production facilities
  +10.5  --Land Use Right Granting Contract relating to the Company's existing production facilities
  +10.6  --Land Use Right Granting Contract relating to the Company's planned additional production facilities
  +10.7  --Lease between Warden and Peak (HK) relating to the Company's existing production facilities
  +10.8  --Form of Share Option Plan
  +10.9  --Deed of Undertaking by T.L. Li dated May 29, 1997 relating to non-
           competition and referral
 +10.10  --Option Agreement dated February 17, 1997 relating to the non-voting deferred shares of Peak (HK)
 +10.11  --Restructuring Agreement dated February 28, 1997 for the acquisition of the entire issued share capital of Peakgold and Success Gold
  +21.1  --Subsidiaries of the Registrant
  *23.1  --Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
           Exhibit 8.1)
  *23.2  --Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and
           Exhibit 8.2)
   23.3  --Consent of BDO Binder
   23.4  --Consent of Deloitte Touche Tohmatsu
  *23.5  --Consent of Richards Butler
   24.1  --Power of Attorney

---------------------

* Previously filed.

+ Incorporated by reference from the Registration Statement on Form F-1 of Peak International Limited, Registration No. 333-6652, declared effective by the Commission on June 20, 1997.